     As filed with the Securities and Exchange Commission on March 21, 2002
                              Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              Minden Bancorp, Inc.
                                (in organization)
 -----------------------------------------------------------------------------
        (Name of Small Business Issuer in Its Articles of Incorporation)

           United States                              6711                               To be requested
 ---------------------------------------------------------------------------------------------------------
     State or Jurisdiction of             (Primary Standard Industrial                  (I.R.S. Employer
   Incorporation or Organization           Classification Code Number)                 Identification No.)

                                 415 Main Street
                             Minden, Louisiana 71055
                                 (318) 377-0523
 -----------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)


                                 A. David Evans
                      President and Chief Executive Officer
                              Minden Bancorp, Inc.
                                 415 Main Street
                             Minden, Louisiana 71055
                                 (318) 377-0523
 -----------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:


                            Raymond A. Tiernan, Esq.
                              Philip R. Bevan, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005
                                 (202) 347-0300

                              ---------------------

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ________________

======================================================================================================================
  TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
     SECURITIES TO BE           DOLLAR AMOUNT          OFFERING PRICE              AGGREGATE           REGISTRATION
        REGISTERED             TO BE REGISTERED           PER SHARE            OFFERING PRICE(1)           FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value       654,638 shares(2)            $10.00                 $6,546,380             $602.27
$.01 per share
======================================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee.

         (2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                              MINDEN BANCORP, INC.
       (Proposed holding company for Minden Building and Loan Association)

                      Up to 569,250 Shares of Common Stock
                              (Anticipated Maximum)

         Minden Building and Loan Association is reorganizing into the mutual holding company form of organization and will become a subsidiary of Minden Bancorp, Inc. As part of this reorganization, Minden Bancorp, which is being organized as a federally chartered mid-tier stock holding company of Minden Mutual Holding Company, is offering up to 45% of its shares of common stock. Minden Mutual Holding Company will own the remaining 55% of Minden Bancorp's outstanding common stock. Minden Bancorp will own all of the common stock of Minden Building and Loan.

         IF YOU ARE A CURRENT OR FORMER DEPOSITOR OF MINDEN BUILDING AND LOAN

         o You may have priority rights to purchase shares at $10.00 per share in our subscription offering.

         o You may purchase up to 5% of the shares offered but may purchase no fewer than 25 shares.

         o The subscription offering will end at 12:00 noon, Central Time on _______, 2002, and may be extended, under certain circumstances, no later than ________, 2004.

         IF YOU ARE NOT A DEPOSITOR, BUT ARE INTERESTED IN PURCHASING SHARES OF MINDEN BANCORP'S COMMON STOCK

         o You may be able to purchase shares in a community offering after priority orders are filled.

         o We may begin the community offering at any time beginning ________, 2002 and terminate the community offering at any time without notice.
================================================================================
                              TERMS OF THE OFFERING

           We are offering a minimum of 420,750 shares and a maximum of 569,250 shares at $10 per share.


                                                                               MINIMUM               MAXIMUM
                                                                               -------               -------
Number of shares..............................................                   420,750              569,250
Gross offering proceeds.......................................                $4,207,500           $5,692,500
Estimated offering expenses...................................                $  360,000           $  360,000
Estimated net proceeds........................................                $3,847,500           $5,332,500
Estimated net proceeds per share..............................                $     9.14           $     9.37

         With regulatory approval, we may increase the maximum number of shares being offered by up to 15%, to 654,638 shares. You will not be notified of any increase in the number of shares that we sell. Management has indicated that they will purchase common stock in the offering. Such purchases will be included in determining whether the offering reaches the minimum number of shares offered for sale.
================================================================================
         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS DOCUMENT. AN INVESTMENT IN THE COMMON STOCK IS SUBJECT TO VARIOUS RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE LOUISIANA OFFICE OF FINANCIAL INSTITUTIONS NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We have applied to list the common stock on the Over-the-Counter Electronic Bulletin Board under the symbol "____." We must sell a minimum of 420,750 shares of common stock or we will not sell any shares. We will not sell more than 654,638 shares in the subscription offering. We are offering the shares on a best efforts basis, and Trident Securities, a Division of McDonald Investments Inc., is assisting in the subscription offering on a best efforts basis. Best efforts basis means that Trident Securities will sell as many shares as possible, but it is not committed to placing a minimum number of shares. Trident Securities intends to make a market in our stock. We will place funds we receive for stock purchases in a separate savings account at Minden Building and Loan, and we will pay interest at Minden Building and Loan's passbook rate on funds received until we complete or terminate the offering. If the offering is terminated, we will return all funds with interest promptly.

                               TRIDENT SECURITIES
                     A Division of McDonald Investments Inc.
                  The date of this prospectus is _______, 2002

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
Map of Our Market Area...........................................................................      iii
Questions and Answers About the Stock Offering...................................................        1
Summary..........................................................................................        4
Risk Factors.....................................................................................        9
Proposed Management Purchases....................................................................       13
How Our Net Proceeds Will Be Used................................................................       14
We Intend to Pay Quarterly Cash Dividends........................................................       16
Possible Conversion of Minden Mutual to Stock Form...............................................       16
There Will Be a Limited Market for Our Common Stock..............................................       17
Minden Building and Loan Meets All of Its Regulatory Capital Requirements........................       17
Our Capitalization...............................................................................       19
Pro Forma Data...................................................................................       21
Selected Financial and Other Data................................................................       25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Minden Building and Loan.........................................................       27
Minden Mutual Holding Company....................................................................       34
Minden Bancorp, Inc. ............................................................................       34
Business of Minden Building and Loan Association.................................................       35
Regulation.......................................................................................       50
Taxation.........................................................................................       58
Management.......................................................................................       60
The Reorganization and Stock Issuance............................................................       67
Restrictions on Acquisition of Us and Minden Building and Loan and Related
  Anti-Takeover Provisions.......................................................................       88
Description of Our Capital Stock.................................................................       90
Experts..........................................................................................       91
Legal and Tax Opinions...........................................................................       91
Additional Information...........................................................................       92
Index to Financial Statements....................................................................       93


         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         [MAP TO BE INSERTED WHICH SHOWS THE STATE OF LOUISIANA, WITH A HIGHLIGHT OF WEBSTER PARISH AND SHOWING MINDEN, LOUISIANA.]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

         The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" beginning on page 9 and "The Reorganization and Stock Issuance" beginning on page 67, for more information.

Q.       HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 569,250 shares of common stock at a subscription price of $10.00 per share. We must sell at least 420,750 shares. If the appraised market value of the common stock changes due to market conditions, then, without notice to you, we may be required to sell up to 654,638 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.       WILL DIVIDENDS BE PAID ON THE STOCK?

A. Yes. We intend to pay dividends on our common stock. Currently, we anticipate paying quarterly dividends commencing in the first quarter of fiscal year 2003.

Q.       WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?

A. Yes. We anticipate having our stock quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "____." However, due to the small size of the offering we expect the market for our stock to be limited. There can be no assurance that someone will want to buy your shares when you want to sell them or that you will be able to sell them for as much as or more money than you paid. There may also be a wide spread between the bid and asked price for our stock.

Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at Minden Building and Loan, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.       WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed and completed order form with the required payment on or before 12:00 noon, Central Time, on ________, 2002.

Q.       CAN THE OFFERING BE EXTENDED?

A. Yes. If we do not receive sufficient orders, we can extend the offering beyond _______, 2002. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond _______, 2004.

Q.       HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus. Then complete and return the enclosed stock order and certification form together with your payment. Subscription orders may be delivered in person to our office during regular business hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by ______, 2002 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.       CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond ________, 2002, you will be able to change or cancel your order. If you cancel or reduce your order, you will receive a prompt refund plus interest.

Q.       HOW CAN I PAY FOR THE STOCK?

A. You have three options: (1) pay cash only if it is delivered to us in person; (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Minden Building and Loan (without any penalty for early withdrawal). For stock orders of $____ or more which are paid for by check, you are required to send a certified check. Please do not send cash in the mail.

Q.       WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?

A. Subscription payments will be placed in an interest-bearing escrow account at Minden Building and Loan and will earn interest at its passbook rate. Depositors who elect to pay by withdrawal will continue to receive the stated interest on that account until the funds are withdrawn at the completion of the reorganization.

Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT AT MINDEN BUILDING AND LOAN?

A. You may use funds in a Minden Building and Loan individual retirement account, or IRA, to purchase shares. However, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Minden Building and Loan is not permitted to hold stock in any Minden Building and Loan IRAs. Please call our Stock Information Center at (318)___________ for more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.

Q.       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL
         ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase. If we receive orders for more shares than are available, we will allocate stock according to the priorities described in our plan of stock issuance.

Q.       WHAT HAPPENS IF WE DO NOT SELL THE MINIMUM AMOUNT OF SHARES BEING
         OFFERED?

A. If we do not sell the minimum amount, or 420,750 shares, in the offering, then we will not sell any shares and the offering will be withdrawn. Purchase orders will be cancelled and any funds received by us from investors will be promptly refunded with interest. However, we may determine to proceed with the offering using a lower valuation. If this occurs, we are required to resolicit your stock orders. You will be permitted to increase, decrease or cancel your order in the event of a resolicitation.

Q.       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
         OFFERING?

A. For answers to other questions about the reorganization and stock issuance we encourage you to read this prospectus. Questions may also be directed to our Stock Information Center at (318)____________, Monday through Friday, between the hours of 9:00 a.m. and 4:00 p.m., Central Time.

         TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF ______, 2002 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO ______, 2002 OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO _______, 2002.

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Minden Building and Loan.

MINDEN MUTUAL HOLDING COMPANY

         Upon completion of the reorganization, Minden Mutual Holding Company, a to-be-formed federally chartered mutual holding company, will become the mutual holding company parent of Minden Bancorp. Minden Mutual is not currently an operating company and has not engaged in any business to date. Initially, Minden Mutual will own 55% of Minden Bancorp's outstanding common stock after the reorganization and must always own at least a majority of the voting stock of Minden Bancorp. The directors and officers who manage Minden Building and Loan also will manage Minden Bancorp and Minden Mutual.

MINDEN BANCORP, INC.

         Minden Bancorp, Inc. will be formed as a federal corporation and will be the mid-tier holding company for Minden Building and Loan following the reorganization. We are not currently an operating company and have not engaged in any business to date. Our executive offices will be located at 415 Main Street, Minden, Louisiana 71055, and our telephone number will be (318) 377-0523.

MINDEN BUILDING AND LOAN ASSOCIATION

         Founded in 1910, Minden Building and Loan Association is a community and customer oriented mutual building and loan association organized under the laws of Louisiana. Minden Building and Loan conducts business out of its main office located in Minden, Louisiana. Minden Building and Loan's business consists principally of attracting deposits from the general public and using those funds to originate loans secured by residential and commercial real estate. During fiscal 2001, Minden Building and Loan began implementing a lending strategy to diversify its loan portfolio. As a result, the percentage of residential loans declined from 92.2% of the total loan portfolio at December 31, 2000 to 81.0% at December 31, 2001 while commercial real estate and commercial business loans increased from 3.6% to 9.6% at such dates. In addition, consumer loans increased to 6.9% of Minden Building and Loan's total loan portfolio at December 31, 2001 from 2.2% at December 31, 2000. Minden Building and Loan's profitability depends primarily on its net interest income, which is the difference between the income it receives on loans and other assets, and its cost of funds, which consists of the interest paid on deposits and borrowings. At December 31, 2001, Minden Building and Loan had total assets of $61.3 million, deposits of $46.1 million and total equity of $11.3 million.

REORGANIZATION TO THE MUTUAL HOLDING COMPANY STRUCTURE AND STOCK ISSUANCE

         The reorganization involves a series of transactions by which Minden Building and Loan will reorganize from its current status as a mutual building and loan association to the mutual holding company structure. Following the reorganization, Minden Building and Loan will become our wholly owned subsidiary. Minden Mutual will become our majority owner. Minden Building and Loan depositors will become members of Minden Mutual and will be entitled to vote on matters required to be put to a vote of members. As a stock building and loan association, Minden Building and Loan intends to continue to follow its same business strategies, and it will be subject to the regulation and supervision of the Louisiana Office of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         As part of the reorganization, we are offering between $4,207,500 and $5,692,500 of our common stock, representing approximately 45% of our outstanding common stock. The purchase price will be $10.00 per share. All investors (including directors and officers of Minden Building and Loan) will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $6,546,380 without any further notice to you if market or financial conditions change before we complete the reorganization.

         With the mutual holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase the amount of funds available to us for lending and investment. This will provide greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to provide stock-based incentives to our directors, officers and employees.

         Unlike a standard mutual to stock conversion where all of the common stock of the holding company is sold to the public, a mutual holding company reorganization requires that a majority of the holding company's (I.E., Minden Bancorp) common stock be held by a mutual holding company (I.E., Minden Mutual). The common stock we are offering represents a minority (45%) interest in Minden Bancorp.

         This chart shows our new structure after the reorganization:




                                   [GRAPHIC]




HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The offering range is based on an independent appraisal of Minden Building and Loan's pro forma market value following the reorganization by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Minden Building and Loan assuming the sale of shares in this offering. RP Financial has estimated that in its opinion as of March 8, 2002, Minden Building and Loan's estimated market value was between $9,350,000 and $12,650,000, with a midpoint of $11,000,000. The appraisal was based in part upon Minden Building and Loan's financial condition and operations and the effect of the additional capital which will be raised in this offering.

         The $10.00 per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganization of banking institutions. Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. We are offering 45% of our shares of common stock in the offering. Accordingly, at the minimum of the offering range, we are offering 420,750 shares, and at the maximum, as adjusted, of the offering range we are offering 654,638 shares in the subscription offering. The appraisal will be updated before the reorganization is completed. If the pro forma market value of the common stock at that time is either below $9,350,000 or above $14,547,500, we will notify subscribers, and subscribers will have the opportunity to modify or cancel their order. See "The Reorganization and Stock Issuance - How We Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

         The independent appraisal does not indicate market value. Do not assume or expect that our valuation discussed above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

USE OF PROCEEDS FROM THE SALE OF OUR COMMON STOCK

         We will use the proceeds from the offering as follows:

                                                                                                 PERCENTAGE OF NET
                   USE                                 AMOUNT,                   AMOUNT,         OFFERING PROCEEDS
               OF PROCEEDS                         AT THE MINIMUM            AT THE MAXIMUM       AT THE MAXIMUM
               -----------                         --------------            --------------       --------------
Loan to our employee stock ownership                   $  336,600               $  455,400            8.5%
     plan

Investment in Minden Building and                      $1,923,750               $2,666,250           50.0%
     Loan

General corporate purposes; possible                   $1,587,150               $2,210,850           41.5%
     dividend payments or stock
     repurchases

         The proceeds to be invested in Minden Building and Loan will be available for its general corporate purposes.

THE AMOUNT OF STOCK YOU MAY PURCHASE

         The minimum purchase is 25 shares ($250). Generally, you may purchase up to 15,000 shares ($150,000) of common stock in any of the priority categories listed in the next section. However, your aggregate purchase of common stock in all categories may not exceed 5% of the shares of common stock offered. In calculating your aggregate purchase of common stock, the following persons' purchases will be combined with yours:

         o        persons on joint accounts with you,

         o        relatives of you or your spouse living in your house,

         o        other persons who have the same address as you on our records,

         o companies, trusts or other entities in which you have an interest or hold a position, or

         o        other persons who may be acting together with you.

         We may decrease or increase the maximum purchase limitation without notifying you.

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE FOR SALE

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups:

         PRIORITY 1:       ELIGIBLE ACCOUNT HOLDERS - Minden Building and
                           Loan depositors with a balance of at least $50 at the close of business on September 30, 2000. Any remaining shares will be offered to:

         PRIORITY 2:       OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining
                           shares will be offered to:

         PRIORITY 3:       SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Minden
                           Building and Loan depositors with a balance of at least $50 at the close of business on [MARCH 31, 2002.] Any remaining shares will be offered to:

         PRIORITY 4:       OTHER MEMBERS - Minden Building and Loan
                           depositors at the close of business on _________, 2002. Any remaining shares will be offered to:

         PRIORITY 5:       Our directors, officers and employees. These
                           individuals also may be entitled to purchase stock in the above categories.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to natural persons and trusts of natural persons who reside in Webster Parish, Louisiana.

YOUR SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of our common stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Following the reorganization, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the reorganization. If our restricted stock plan is approved by stockholders, our officers and directors will be awarded shares of our common stock at no cost to them. If our stock option plan receives stockholder approval, then stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock. We expect that the restricted stock plan will purchase the shares to fund the plan in the open market. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "- Our Employee Stock Benefit Plans May Be Dilutive."

         The following table summarizes the benefits that directors, officers and employees may receive from the reorganization at the midpoint of the offering range:

                                                                                      % OF
                                                                                 SHARES SOLD IN    VALUE OF SHARES
                                               INDIVIDUALS ELIGIBLE                    THE        BASED ON MIDPOINT
PLAN                                             TO RECEIVE AWARDS                  OFFERING      OF OFFERING RANGE
----                                             -----------------                  --------      -----------------
Employee stock ownership plan....   All employees                                        8.0%         $396,000
Restricted stock plan............   Directors and officers                               4.0           198,000
Stock option plan................   Directors and officers                              10.0               (1)

-----------------------
(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon changes, if any, in the price of our stock during the life of the stock option.

         We and Minden Building and Loan intend to enter into three-year employment agreements with A. David Evans, President and Chief Executive Officer, and two-year employment agreements with each of Becky T. Harrell, Treasurer and Chief Financial Officer, and Michael P. Burton, Senior Loan Officer. The agreements with Mr. Evans will provide that Mr. Evans receive a severance payment equal to three times his average compensation if we or Minden Building and Loan are acquired and he loses his job after the acquisition. Each of the agreements with Ms. Harrell and Mr. Burton will provide that each of them receive a severance payment equal to two times their average compensation if we or Minden Building and Loan are acquired and they lose their jobs after the acquisition. If severance was required to be paid in 2002 after completion of the reorganization, then Mr. Evans, Ms. Harrell and Mr. Burton would receive a severance payment of approximately $_______, $ ________ and $ _______, respectively.

FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE REORGANIZATION

         We have received the opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Heard McElroy & Vestal LLP that the reorganization will not be a taxable event for us under federal or Louisiana state income tax laws. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. RP Financial has given us its statement that the subscription rights granted to eligible members in the reorganization have no value. The opinions and the statement, however, are not binding on the Internal Revenue Service. The full texts of the opinions and the statement are filed as exhibits to the Registration Statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See "Additional Information."

RESTRICTIONS ON THE ACQUISITION OF MINDEN BANCORP AND MINDEN BUILDING AND LOAN

         Federal regulation, as well as provisions contained in the charter and bylaws of Minden Bancorp restrict the ability of any person, firm or entity to acquire Minden Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Minden Bancorp. In addition, the charter and bylaws of Minden Bancorp include a provision that would, for a period of five years from the completion of the stock issuance, restrict the ability of any person other than Minden Mutual from acquiring or offering to acquire the beneficial ownership of more than 10% of any class of equity security of Minden Bancorp. Because a majority of the shares of outstanding common stock of Minden Bancorp must be owned by Minden Mutual, any acquisition of Minden Bancorp must be approved by Minden Mutual. For further information, see "Restrictions on Acquisition of Us and Minden Building and Loan and Related Anti-Takeover Provisions."

POSSIBLE CONVERSION OF MINDEN MUTUAL TO STOCK FORM

         In the future, Minden Mutual will have the ability to convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Minden Mutual would have subscription rights to purchase common stock of Minden Bancorp or its successor, and the public stockholders of Minden Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Minden Mutual. The percentage may be adjusted to reflect any assets owned by Minden Mutual. Our public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a "second-step conversion" transaction.


                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

MINDEN MUTUAL WILL OWN A MAJORITY OF OUR OUTSTANDING COMMON STOCK AND WILL BE ABLE TO CONTROL THE RESULT OF MOST MATTERS PUT TO A VOTE OF OUR STOCKHOLDERS

         Purchasers of our common stock in the offering will be minority stockholders of Minden Bancorp. Minden Mutual will own a majority of our common stock after the reorganization, and, through its board of directors, will be able to exercise voting control over most matters put to a vote of our stockholders. The same directors and officers who manage Minden Bancorp and Minden Building and Loan also will manage Minden Mutual. No assurances can be given that we or Minden Mutual will not take action which the minority stockholders believe to be contrary to their interests. For example, we or Minden Mutual could revise Minden Building and Loan's dividend policy, prevent a sale or merger transaction or defeat a candidate for Minden Bancorp's board of directors or other proposals put forth by the minority stockholders. Moreover, Minden Mutual's ownership of a majority of the outstanding shares of our common stock is likely to perpetuate existing management and directors.

HIGHER INTEREST RATES WOULD HURT OUR PROFITABILITY

         Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

         A sustained increase in market interest rates could adversely affect our earnings. Substantially all of our loans have fixed interest rates and our net interest income could be adversely affected if the rates we pay on deposits and borrowings increase more rapidly than the rates we earn on loans. In addition, the market value of our fixed-rate assets would decline if interest rates increase.

COMMERCIAL REAL ESTATE, CONSUMER AND COMMERCIAL BUSINESS LENDING INCREASE CREDIT RISK

         Historically, Minden Building and Loan has not originated a significant number of commercial real estate, consumer or commercial business loans. During 2001, Minden Building and Loan began implementing a lending strategy that focuses on diversifying its loan portfolio by originating more commercial real estate, consumer and commercial business loans. These loans generally bear higher yields but expose Minden Building and Loan to greater credit risk. To assist in implementing this strategy, Minden Building and Loan added an experienced commercial lender. As a result of the implementation of this strategy, the aggregate amount of commercial real estate and commercial business loans increased from $1.1 million, or 3.6%, of the total loan portfolio at December 31, 2000 to $4.1 million, or 9.6%, at December 31, 2001. In addition, consumer loans increased to $2.9 million, or

6.9%, at December 31, 2001 from $690,000, or 2.2% at December 31, 2000. Although Minden Building and Loan has not experienced increased charge-offs or delinquencies related to such loans, these types of loans generally are considered to have greater inherent risk of loss than residential mortgage loans, including the increased difficulty of selling the collateral securing such loans in the event of default. As Minden Building and Loan increases the amount of such loans in its loan portfolio, it may experience increased amounts of non-performing loans. Because Minden Building and Loan has only implemented this strategy during the past year, its past performance is not indicative of future results.

OUR LOW RETURN ON EQUITY MAY CAUSE OUR COMMON STOCK PRICE TO DECLINE

         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 4.36% and 4.41%, respectively, for 2001 and 2000. These returns are significantly lower than returns on equity for our peer group. We expect our return on equity to remain low until we are able to increase our balance sheet by adding loans, thereby increasing net interest income. Our return on equity will be impacted negatively by increased equity from the reorganization and additional expenses associated with our employee stock ownership plan, our restricted stock plan, if adopted by stockholders, and the costs of being a public company. In addition, as a stock building and loan association, Minden Building and Loan will become subject to the Louisiana Shares Tax. This tax was not imposed on Minden Building and Loan as a mutual building and loan association. This tax will adversely impact our net income and return on equity.

OUR STOCK VALUE MAY SUFFER FROM OUR MUTUAL HOLDING COMPANY STRUCTURE AND ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS

         Minden Mutual, as the majority stockholder of Minden Bancorp, will be able to control the outcome of most matters presented to stockholders for their approval. Our board of directors will also serve as the board of directors for Minden Mutual. As a result, our board of directors will be able to prevent transactions that you might be in favor of, including a sale or merger of Minden Bancorp.

         In addition, provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

         o restrictions on acquiring more than 10% of our common stock and limitations on voting rights;

         o the election of members of the board of directors to staggered three-year terms;

         o the absence of cumulative voting by stockholders in the election of directors;

         o provisions restricting the calling of special meetings of stockholders; and

         o our ability to issue preferred stock and additional shares of common stock without stockholder approval.

See "Restrictions on Acquisition of Us and Minden Building and Loan and Related Anti-Takeover Provisions" for a description of anti-takeover provisions in our corporate documents and federal regulations.

         For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Previously, the Office of Thrift Supervision routinely approved acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after one year from conversion, especially where such acquisitions were negotiated with the target company. The Office of Thrift Supervision, however, recently indicated that it would be more restrictive in approving acquisitions of greater than 10% during the three years following a reorganization. See "Restrictions on Acquisitions of Us and Minden Building and Loan and Related Anti-Takeover Provisions - Regulatory Restrictions" for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

         Our directors, executive officers and employees are expected to control a large amount of stock, which will also impede potential takeovers. Our directors and executive officers and our employee stock ownership plan intend to purchase 31.2% of the outstanding shares at the minimum of the offering range, excluding shares owned by Minden Mutual, and 25.1% at the maximum of the range, excluding shares owned by Minden Mutual. In addition, if we implement a restricted stock plan with stockholder approval, an additional 4% of the common stock, excluding shares owned by Minden Mutual, will be controlled by our directors, officers and employees. These purchases, together with potential exercises of future stock options and the ownership of a majority of our stock by Minden Mutual, will make it difficult to obtain support for stockholder proposals we oppose. For a description of our employee stock ownership plan, restricted stock plan and stock option plan, see "Management - New Stock Benefit Plans."

WE INTEND TO REMAIN INDEPENDENT WHICH MAY MEAN YOU WILL NOT RECEIVE A PREMIUM FOR YOUR COMMON STOCK

         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE OUR COSTS

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the reorganization to persons other than Minden Mutual with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be between $336,600 at the minimum of the offering range and $523,710 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees in any given year. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a restricted stock plan to our stockholders for approval at least six months after completion of the reorganization. Our officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4% of the shares issued in the reorganization to persons other than Minden Mutual. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the reorganization, the reduction to stockholders' equity from the plan would be between $168,300 and $227,700 at the minimum and maximum of the offering range, respectively. See "Pro Forma Data " for a discussion of the increased benefit costs we will incur after the reorganization and how these costs could decrease our return on equity.

OUR EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE

         If the reorganization is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, we will allocate stock to our officers and directors through these plans. If the shares for the restricted stock plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 1.8% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the restricted stock plan. Your ownership percentage would also decrease by approximately 4.3% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans.

AN INCREASE IN THE OFFERING RANGE WOULD BE DILUTIVE

         We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

OUR VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF OUR COMMON STOCK

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the reorganization will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Reorganization and Stock Issuance - How We Determined the Price Per Share and the Offering Range" for the factors considered by RP Financial in determining the appraisal.

ALTHOUGH WE ARE A SAVINGS AND LOAN HOLDING COMPANY, OUR STOCK IS NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY

         The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal.

LIMITED MARKET FOR OUR COMMON STOCK MAY DEPRESS OUR MARKET PRICE AND MAKE IT DIFFICULT TO BUY OR SELL OUR STOCK

         We expect our stock to be quoted on the Over-the-Counter Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. As a result, you may not be able to buy or sell our common stock when you want. There may be a wide spread between the bid and asked price for our common stock after the reorganization and there can be no assurance that you will be able to sell your shares at or above the purchase price. You should consider the potentially long-term nature of an investment in our common stock.

EXERCISE OF SUBSCRIPTION RIGHTS MAY BE TAXABLE

         If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. RP Financial has given us their [OPINION] that the subscription rights granted to eligible members in the reorganization have no value. However, this opinion is not binding on the Internal Revenue Service.

OUR BUSINESS IS CONCENTRATED IN AN AREA WITH LOWER INCOME LEVELS AND HIGHER UNEMPLOYMENT WHICH MAY AFFECT THE ASSET QUALITY OF OUR LOAN PORTFOLIO

         We conduct most of our business in Webster Parish, Louisiana. Median household and per capita income levels in Webster Parish are lower than those for Louisiana and the United States, and the unemployment rate is higher. Our loans are made primarily to residents of Webster Parish. As a result, the asset quality of our loan portfolio depends upon the economy and unemployment rate in our market area.

IF WE LOSE OUR KEY OFFICERS, IT COULD ADVERSELY AFFECT OUR OPERATIONS

         Our only executive officers are A. David Evans, President and Chief Executive Officer, Becky T. Harrell, Chief Financial Officer and Treasurer, and Michael P. Burton, Senior Lending Officer. The loss of these executive officers could have an adverse effect on us, especially since we only had 12 full-time employees at December 31, 2001. Minden Building and Loan intends to enter into employment agreements with each of Messrs. Evans and Burton and Ms. Harrell.

OUR OPERATIONS ARE SUBJECT TO REGULATORY AND LEGISLATIVE CHANGES WHICH MAY AFFECT OUR FUTURE PROFITABILITY

         We and Minden Building and Loan are subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Office of Thrift Supervision, Louisiana Office of Financial Institutions, the Federal Deposit Insurance Corporation or the U.S. Congress, could have a significant impact on us and Minden Building and Loan and our operations.

WE FACE STRONG COMPETITION IN WEBSTER PARISH, LOUISIANA, WHICH MAY ADVERSELY IMPACT OUR PROFITABILITY

         Competition in the banking and financial services industry is intense in our market area. Our profitability depends upon our continued ability to successfully compete. We compete with commercial banks, savings institutions, credit unions, finance companies, mutual funds, and brokerage and investment banking firms. Most of these competitors have substantially greater resources and lending limits than we do and may offer services that we do not or cannot provide.


                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of our directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.

                                                             Number of                            Percent of
               Name and Title                                  Shares             Amount         Offering (1)
               --------------                                  ------             ------         ------------
Russell A. Adams, Director and Secretary                        2,000            $ 20,000             .04%
John B. Benton, Jr., Director                                  10,000             100,000            2.02
John P. Collins, Director                                      25,000             250,000            5.05
A. David Evans, Director, President and
  Chief Executive Officer                                      10,000             100,000            2.02
A. Loye Jones, Director                                         6,000              60,000            1.21
F. Dare Lott, Jr. Director                                      5,000              50,000            1.01
Enos C. McClendon, Jr., Director                                1,000              10,000             .02
Michael W. Wise, Director                                       5,000              50,000            1.01
R.E. Woodard, III, Director                                    25,000             250,000            5.05

Becky T. Harrell, Chief Financial Officer
   and Treasurer                                                3,500              35,000             .71
Michael P. Burton, Senior Lender                                5,000              50,000            1.01

All directors and executive officers as a
  group (11 persons)                                           97,500            $975,000           19.14%
                                                               ======             =======           =====

------------------
(1) Based upon the midpoint of the offering range. The percentage is calculated based on shares issued in the reorganization to persons other than Minden Mutual.

         In addition, our employee stock ownership plan currently intends to purchase 8% of the common stock issued in the reorganization to persons other than Minden Mutual for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors and officers upon the receipt of stockholder approval of our proposed stock benefit plans. See "Management - New Stock Benefit Plans" for a description of these plans.


                        HOW OUR NET PROCEEDS WILL BE USED

         Although the actual net proceeds from the sale of our common stock cannot be determined until the reorganization is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $3,847,500 and $5,332,500 ($6,186,380 assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Reorganization - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

         We will use the proceeds from the offering as follows:


                                                                                          PERCENTAGE OF NET
                   USE                                AMOUNT,              AMOUNT,        OFFERING PROCEEDS
               OF PROCEEDS                        AT THE MINIMUM        AT THE MAXIMUM      AT THE MAXIMUM
               -----------                        --------------        --------------      --------------
Loan to our employee stock ownership                 $  336,600            $  455,400            8.5%
   plan

Investment in Minden Building and                    $1,923,750            $2,666,250           50.0%
   Loan

General corporate purposes; possible                 $1,587,150            $2,210,850           41.5%
   dividend payments or stock
   repurchases

         The loan to our employee stock ownership plan will be $336,600 and $455,400 at the minimum and maximum of the offering range. Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over 10 years. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

         The net proceeds we use to purchase the capital stock of Minden Building and Loan will be used by it for general corporate purposes, including increased lending activities. On a short-term basis, Minden Building and Loan may purchase investment and mortgage-backed securities. The net proceeds received by Minden Building and Loan will further strengthen its capital position, which already exceeds all regulatory requirements. After the reorganization, Minden Building and Loan's tangible capital ratio will be 19.9%, based upon the midpoint of the offering range. As a result, Minden Building and Loan will continue to be a well-capitalized institution.

         Initially, Minden Building and Loan may use the net proceeds retained by it to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and federal agency securities of various maturities, deposits in either Minden Building and Loan or other financial institutions, or a combination thereof. In addition, assuming stockholder approval of the restricted stock plan, we intend to contribute sufficient funds to the plan trust so that it can purchase a number of shares of the common stock equal to an aggregate of 4% of the shares sold in the reorganization. The net proceeds retained by Minden Building and Loan may ultimately be used to:

         o        support Minden Building and Loan's lending activities,

         o support the future expansion of operations through expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

         o pay regular or special cash dividends, repurchase the common stock or pay returns of capital.

         Applicable federal regulations require us to sell common stock in the reorganization in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Reorganization and Stock Issuance - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the reorganization than we may otherwise desire. To the extent we have excess capital upon completion of the reorganization, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision and deemed appropriate by our board of directors. A return of capital is similar to a cash dividend, except for tax purposes it is a reduction to your tax basis rather than income to you. We have committed to the Office of Thrift Supervision that we will not take any action toward paying a tax-free return of capital during the first year after we complete the reorganization.

         Stock repurchases will be considered by our board of directors after we complete the reorganization based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

         o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

         o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         o any other circumstances in which repurchases would be in our and our stockholders' best interests.

         No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. Office of Thrift Supervision regulations do not permit us to repurchase shares of our common stock within one year following the reorganization, except we may make open market repurchases of up to 5% of our common stock, excluding shares owned by Minden Mutual, where extraordinary circumstances exist.

         OUR NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE REORGANIZATION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds also will vary if the number of shares to be issued in the reorganization is adjusted to reflect a change in the estimated pro forma market value of Minden Building and Loan. Payments for shares made through withdrawals from existing deposit accounts at Minden Building and Loan will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                    WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

         After we complete the reorganization, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay quarterly cash dividends on the common stock commencing with the first quarter of fiscal year 2003. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the reorganization, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, dividends paid to us by Minden Building and Loan and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

         If we pay dividends to our stockholders, we also will be required to pay dividends to Minden Mutual, unless Minden Mutual elects to waive dividends. Any dividend waivers by Minden Mutual are subject to Office of Thrift Supervision approval. We anticipate that Minden Mutual will waive dividends. Under Office of Thrift Supervision regulations, if Minden Mutual waives dividends, it will not result in dilution to public stockholders in the event Minden Mutual converts to stock form. See "Regulation - Minden Bancorp, Inc."

         Dividends from us may eventually depend, in part, upon receipt of dividends from Minden Building and Loan, because we initially will have no source of income other than dividends from Minden Building and Loan, earnings from the investment of proceeds from the sale of common stock retained by us, and principal and interest payments with respect to our loan to our employee stock ownership plan.

         Any payment of dividends by Minden Building and Loan to us which would be deemed to be drawn out of Minden Building and Loan's bad debt reserves would require a payment of taxes at the then-current tax rate by Minden Building and Loan on the amount of earnings deemed to be removed from the reserves for such distribution. Minden Building and Loan does not intend to make any distribution to us that would create such a federal tax liability. See "Taxation."

         Unlike Minden Building and Loan, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from Minden Building and Loan in addition to the net proceeds retained by us and earnings thereon.


               POSSIBLE CONVERSION OF MINDEN MUTUAL TO STOCK FORM

         Office of Thrift Supervision regulations specifically authorize mutual holding companies such as Minden Mutual to (i) convert to stock form and (ii) exchange stock issued by the converted holding company (E.G., Minden Mutual) for stock issued by a subsidiary holding company (E.G., Minden Bancorp). In the future, Minden Mutual may convert from the mutual to stock form in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Minden Mutual would have subscription rights to purchase common stock of Minden Bancorp, or its successor, and the public stockholders of Minden Bancorp would be entitled to exchange their shares of common stock for shares of the converted Minden Mutual in a manner that is fair and reasonable to the stockholders. This percentage may be adjusted to reflect any assets owned by Minden Mutual. Minden Bancorp's public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. Our board of directors has no current plans to undertake a "second-step conversion" transaction. Although Minden Mutual may convert to stock form in the future, Minden Mutual has no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Approval from the Office of Thrift Supervision and the Louisiana Office of Financial Institutions is required for Minden Mutual to convert. In addition, a decision by Minden Mutual to convert to stock form would require the approval of its members prior to the transaction and approval of Minden Bancorp's stockholders.

               THERE WILL BE A LIMITED MARKET FOR OUR COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded on the over-the-counter market with quotations available through the Over-the-Counter Electronic Bulletin Board. Trident Securities, a Division of McDonald Investments Inc., has indicated its intention to make a market in our common stock. If our common stock cannot be quoted and traded on the Over-the-Counter Electronic Bulletin Board, we expect transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc.

         Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the small size of the offering and the small number of stockholders expected following the reorganization. In addition, there may be a wide spread between the bid and ask price for our common stock after the reorganization. You should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.


    MINDEN BUILDING AND LOAN MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

         At December 31, 2001, Minden Building and Loan exceeded all of its regulatory capital requirements. The table on the following page sets forth Minden Building and Loan's historical capital under generally accepted accounting principles and regulatory capital at December 31, 2001, and the pro forma capital of Minden Building and Loan after giving effect to the reorganization, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Minden Building and Loan of 50% of the net reorganization proceeds, minus the amounts to be loaned to our employee stock ownership plan and to be contributed to our proposed restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Minden Building and Loan in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 2001.

                   HISTORICAL AND PRO FORMA REGULATORY CAPITAL


                                                          Pro Forma at December 31, 2001 Based on
                                              -------------------------------------------------------------------------------------
                                                     420,750                495,000              569,250             654,638
                                                   Shares Sold           Shares Sold           Shares Sold         Shares Sold
                            Historical at           at $10.00              at $10.00            at $10.00           at $10.00
                          December 31, 2001         Per Share              Per Share            Per Share           Per Share
                        -------------------   ---------------------   -------------------- -------------------- -------------------
                                 Percent of              Percent                Percent              Percent              Percent
                        Amount   Assets(1)    Amount   of Assets(1)   Amount  of Assets(1) Amount  of Assets(1) Amount  of Assets(1)
                        ------   ---------    ------   ------------   ------  ------------ ------  ------------ ------  ------------
                                                                      (Dollars In Thousands)
GAAP capital(2) ......  $11,320    18.48%     $12,739     20.32%     $13,021     20.68%    $13,303    21.03%    $13,628    21.44%
Tangible capital:
  Actual(3) ..........  $10,609    17.63%     $12,028     19.52%     $12,310     19.89%    $12,592    20.25%    $12,917    20.67%
  Requirement ........      903     1.50          924      1.50          928      1.50         933     1.50         937     1.50
                        -------    -----      -------     -----      -------     -----     -------    -----     -------    -----
  Excess .............  $ 9,706    16.13%     $11,104     18.02%     $11,382     18.39%    $11,659    18.75%    $11,980    19.17%
                        =======    =====      =======     =====      =======     =====     =======    =====     =======    =====
Tier 1 capital:
  Actual(3) ..........  $10,609    17.63%     $12,028     19.52%     $12,310     19.89%    $12,592    20.25%    $12,917    20.67%
  Requirement ........    2,408     4.00        2,464      4.00        2,476      4.00       2,487     4.00       2,500     4.00
                        -------    -----      -------     -----      -------     -----     -------    -----     -------    -----
  Excess .............  $ 8,201    13.63%     $ 9,564     15.52%     $ 9,834     15.89%    $10,105    16.25%    $10,417    16.67%
                        =======    =====      =======     =====      =======     =====     =======    =====     =======    =====
Risk-based capital(4):
  Actual(3)(5) .......  $11,478    35.49%     $12,897     39.02%     $13,179     39.71%    $13,461    40.39%    $13,786    41.16%
  Requirement ........    2,587     8.00        2,644      8.00        2,655      8.00       2,667     8.00       2,680     8.00
                        -------    -----      -------     -----      -------     -----     -------    -----     -------    -----
  Excess .............  $ 8,891    27.49%     $10,253     31.02%     $10,524     31.71%    $10,794    32.39%    $11,106    33.16%
                        =======    =====      =======     =====      =======     =====     =======    =====     =======    =====

(1) Based on adjusted total assets of $61.3 million for the purposes of generally accepted accounting principles, adjusted total assets of $60.2 million for tangible and Tier 1 capital requirements and net-risk weighted assets of $32.3 million for the purpose of the risk-based capital requirement.

(2) Represents Minden Building and Loan's historical capital under generally accepted accounting principles.

(3) Pro forma capital levels assume receipt by Minden Building and Loan of 50% of the net proceeds from the sale of common stock in the subscription offering.

(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weight.

(5) Historical risk-based capital is composed of Tier 1 capital of $10.6 million plus the allowance for loan losses (limitation of 1.25% of risk-weighted assets) of $410,000.

                               OUR CAPITALIZATION

         The following table presents the historical capitalization of Minden Building and Loan at December 31, 2001, and our pro forma consolidated capitalization after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                             Minden Bancorp, Inc. - Pro Forma
                                                                           Based Upon Sale at $10.00 Per Share
                                                         ----------------------------------------------------------------------
                                                          420,750           495,000           569,250              654,638
                                    Minden Building        Shares            Shares            Shares             Shares(1)
                                       and Loan          (Minimum of      (Midpoint of       (Maximum of         (15% above
                                     - Historical         Offering          Offering          Offering           Maximum of
                                    Capitalization         Range)            Range)            Range)          Offering Range)
                                    --------------         ------            ------            ------          ---------------
                                                                         (In Thousands)
Deposits(2)                              $46,070            $46,070          $46,070            $46,070              $46,070
Borrowings                                 3,000              3,000            3,000              3,000                3,000
                                         -------            -------          -------            -------              -------
Total deposits and
  borrowings                             $49,070            $49,070          $49,070            $49,070              $49,070
                                         =======            =======           ======            =======              =======
Stockholders' equity:
  Preferred stock, $.01 par
     value, 1,000,000 shares
     authorized; none to be
     issued                                 $ --               $ --            $  --               $ --                 $ --
  Common stock, $.01
     par value, 4,000,000
     shares authorized;
     shares to be issued as
     reflected(3)                             --                  9               11                 13                   15
  Additional paid-in
     capital(3)                               --              3,838            4,579              5,320                6,172
  Retained earnings(4)                    10,610             10,510           10,510             10,510               10,510
  Accumulated other
    comprehensive income                     710                710              710                710                  710
Less:
  Common stock acquired
     by our employee stock
     ownership plan(5)                        --               (337)            (396)              (455)                (524)
  Common stock to be
     acquired by our
     restricted stock plan(6)                 --               (168)            (198)              (228)                (262)
                                         -------            -------          -------            -------              -------
Total equity                             $11,320            $14,563          $15,216            $15,869              $16,621
                                         =======            =======           ======            =======              =======

                                                   (FOOTNOTES ON FOLLOWING PAGE)

--------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the reorganization or to fill the order of our employee stock ownership plan.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the reorganization. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net reorganization proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the reorganization. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the reorganization will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 4.3% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" and "Management
         - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of Minden Building and Loan will be substantially restricted after the reorganization.

(5) Assumes that 8% of the common stock issued to persons other than Minden Mutual will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(6) Gives effect to the restricted stock plan which we expect to adopt after the reorganization and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the reorganization. No shares will be purchased by the restricted stock plan in the reorganization, and such plan cannot purchase any shares until stockholder approval has been obtained. If the restricted stock plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued to persons other than Minden Mutual in the reorganization, or 16,830, 19,800, 22,770 and 26,186 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the restricted stock plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the restricted stock plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing stockholders by approximately 1.8%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Restricted Stock Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the offering is completed. However, net proceeds are currently estimated to be between $3.8 million and $5.3 million (or $6.2 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Trident, will be $360,000. Actual expenses may vary from those estimated.

         We calculated pro forma net income and stockholders' equity for the year ended December 31, 2001 as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 2.17% for the year ended December 31, 2001 which represents the one year U.S. Treasury Bill rate as of the end of that period. We believe this rate is more reflective of pro forma reinvestment rates than the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits in 2001. We assumed a combined effective federal and state income tax rate of 34%, resulting in an after-tax yield of 1.43% for the year ended December 31, 2001. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by our employee stock ownership plan with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How Our Net Proceeds Will Be Used", we intend to retain 41.5% of the net reorganization proceeds giving effect to the loan to our employee stock ownership plan.

         The following pro forma information may not be representative of the financial effects of the reorganization at the date on which the reorganization actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock issued to persons other than Minden Mutual to be reserved for future issuance pursuant to our proposed stock option plan nor does book value give any effect to Minden Building and Loan's bad debt reserve. See "Management - New Stock Benefit Plans." The table does give effect to the restricted stock plan, which we expect to adopt following the reorganization and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the reorganization. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued to persons other than Minden Mutual in the reorganization, either through open market purchases, or from authorized but unissued shares of common stock, if permissible. The table assumes that stockholder approval has been obtained and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

         The tables on the following pages summarize historical data of Minden Building and Loan and our pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the reorganization.


                                                                At or For the Year Ended December 31, 2001
                                                    -------------------------------------------------------------------
                                                      420,750          495,000            569,250            654,638
                                                    Shares Sold      Shares Sold        Shares Sold        Shares Sold
                                                     at $10.00        at $10.00          at $10.00          at $10.00
                                                     Per Share        Per Share          Per Share        Per Share (15%
                                                      (Minimum        (Midpoint          (Maximum         above Maximum
                                                     of Range)        of Range)          of Range)         of Range)(8)
                                                     ---------        ---------          ---------         ------------
                                                           (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                                          $ 4,208           $ 4,950          $ 5,693             $ 6,546
Less offering expenses                                     (360)             (360)            (360)               (360)
                                                        -------         ---------        ---------           ---------
Estimated net reorganization proceeds                     3,848             4,590            5,333               6,186
Less our employee stock ownership plan(1)                  (337)             (396)            (455)               (524)
Less our restricted stock plan                             (168)             (198)            (228)               (262)
                                                        -------         ---------        ---------           ---------
Estimated adjusted net proceeds(2)                      $ 3,343           $ 3,996          $ 4,650             $ 5,400
                                                        =======         =========        =========           =========
Pro forma net income:
  Historical                                            $   455           $   455          $   455             $   455
  Pro forma adjustments:
     Income on adjusted net proceeds(2)                      46                56               65                  76
     Our employee stock ownership plan(1)                   (22)              (26)             (30)                (35)
     Our restricted stock plan(3)                           (22)              (26)             (30)                (35)
     Louisiana state share tax                              (31)              (34)             (37)                (40)
                                                        -------         ---------        ---------           ---------
     Pro forma net income                               $   426           $   425          $   423             $   421
                                                        =======         =========        =========           =========
Pro forma net income per share(4):
  Historical                                              $0.50             $0.43            $0.37               $0.32
  Pro forma adjustments:
     Income on adjusted net proceeds(2)                    0.05              0.05             0.05                0.05
     Our employee stock ownership plan(1)                 (0.02)            (0.02)           (0.02)              (0.02)
     Our restricted stock plan(3)                         (0.02)            (0.02)           (0.02)              (0.02)
     Louisiana state share tax                            (0.03)            (0.03)           (0.03)              (0.03)
                                                        -------         ---------        ---------           ---------
     Pro forma net income per share                       $0.48             $0.41            $0.35               $0.30
                                                        =======         =========        =========           =========
Pro forma basic P/E ratio(4)                              20.83x            24.39x           28.57x              33.33x
Number of shares used in calculating net
  income per share(4)                                   904,706         1,064,360        1,224,014           1,407,616
Pro forma stockholders' equity:
  Historical                                            $11,320           $11,320          $11,320             $11,320
  Estimated net reorganization proceeds                   3,848             4,590            5,333               6,186
  Less capitalization of Minden Mutual                     (100)             (100)            (100)               (100)
  Less our employee stock ownership
     plan(1)                                               (337)             (396)            (455)               (524)
  Less our restricted stock plan(3)                        (168)             (198)            (228)               (262)
                                                        -------         ---------        ---------           ---------
  Pro forma stockholders' equity(5)(6)                  $14,563           $15,216          $15,869             $16,621
                                                        =======         =========        =========           =========
Pro forma stockholders' equity per share(7):
  Historical                                             $12.11            $10.29           $ 8.95              $ 7.78
  Estimated net reorganization proceeds                    4.11              4.17             4.22                4.25
  Less capitalization of Minden Mutual                    (0.11)            (0.09)           (0.08)              (0.07)
  Less our employee stock ownership
     plan(1)                                              (0.36)            (0.36)           (0.36)              (0.36)
  Less our restricted stock plan(3)                       (0.18)            (0.18)           (0.18)              (0.18)
                                                        -------         ---------        ---------           ---------
  Pro forma stockholders' equity
     per share(3)(5)(6)                                  $15.57            $13.83           $12.55              $11.42
                                                        =======         =========        =========           =========
  Pro forma price to book ratio(7)                        64.23%            72.31%           79.68%              87.57%
Number of shares used in equity
  per share calculations(7)                             935,000         1,100,000        1,265,000           1,454,750

                                                   (FOOTNOTES ON FOLLOWING PAGE)

--------------------
(1) We assumed that 8% of the shares of common stock issued to persons other than Minden Mutual in the reorganization will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from us. We intend to make quarterly contributions to our employee stock ownership plan over a 10 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over 10 years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA; (b) that the loan to our employee stock ownership plan bears a fixed interest rate of 5.0% and Minden Building and Loan's payment of the employee stock ownership plan debt is based upon equal installments of principal over a 10 year period and interest expense is excluded since it is an intercompany expense; (c) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 3,366, 3,960, 4,554 and 5,237 shares were committed to be released with respect to the year ended December 31, 2001, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6, only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (f) the effective tax rate was 34% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(2) Estimated adjusted net proceeds consist of the estimated net reorganization proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our restricted stock plan after the reorganization, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(3) We assumed that the restricted stock plan purchases 16,830, 19,800, 22,770 and 26,186 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, assuming that:
         (a) stockholder approval of the restricted stock plan is received; (b) the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at $10.00 per share;
         (c) the amortized expense for the year ended December 31, 2001 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. We assumed that 20% of the restricted stock plan shares vested at the beginning of the period. If the restricted stock plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 1.8%. See "Management - New Stock Benefit Plans - Restricted Stock Plan."

(4) Pro forma net income per share calculations are determined by (a) starting with the number of shares assumed to be issued and (b) in accordance with SOP 93-6, subtracting our employee stock ownership plan shares which have not been committed for release.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:

                                                    Minimum       Midpoint       Maximum       Maximum, as Adjusted
                                                    -------       --------       -------       --------------------
Total shares issued                                   935,000     1,100,000      1,265,000         1,454,750
Less shares sold to employee stock ownership plan
                                                      (33,660)      (39,600)       (45,540)          (52,371)
                                                      -------     ---------      ---------         ---------
   Subtotal                                           901,340     1,060,400      1,219,460         1,402,379
Plus employee stock ownership plan shares
   assumed committed to be released                     3,366         3,960          4,554             5,237
                                                      -------     ---------      ---------         ---------
Number of shares used in calculating basic and
   diluted net income per share                       904,706     1,064,360      1,224,014         1,407,616
                                                      =======     =========      =========         =========

(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the reorganization and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the reorganization. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued to persons other than Minden Mutual in the reorganization, or 42,075, 49,500, 56,925 and 65,464 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 4.3% if all potential stock options are exercised from our authorized but unissued stock.

(6) The retained earnings of Minden Building and Loan will be substantially restricted after the reorganization. See "We Intend to Pay Quarterly Cash Dividends."

(7)      Based on the total number of shares issued.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the reorganization or to fill the order of our employee stock ownership plan.

                        SELECTED FINANCIAL AND OTHER DATA

         The following tables contain certain information concerning the financial position and results of operations of Minden Building and Loan. You should read this information in conjunction with the financial statements and related notes included in this prospectus.

                                                              At December 31,
                                                           ---------------------
                                                           2001             2000
                                                           ----             ----
                                                          (Dollars in Thousands)
SELECTED BALANCE SHEET AND OTHER DATA:

Total assets.................................             $61,268         $51,110
Cash and cash equivalents(1).................               1,841           1,104
Investment securities available for sale.....              11,287           4,141
Investment securities held to maturity.......                 800           8,600
Mortgage-backed securities held to
   maturity..................................               2,937           4,558
Loans receivable, net ......................               41,228          29,571
Total deposits...............................              46,070          35,945
Borrowings...................................               3,000           3,400
Total equity.................................              11,320          10,890
Number of full service offices...............                   1               1


                                                           Year Ended December 31,
                                                           -----------------------
                                                           2001             2000
                                                           ----             ----
                                                               (in Thousands)
SELECTED OPERATING DATA:

Total interest income........................              $3,826          $3,498
Total interest expense.......................               1,937           1,832
                                                          -------         -------
Net interest income..........................               1,889           1,666
Provision for loan losses  ..................                  --              --
                                                          -------         -------
Net interest income after
   provision for loan losses  ...............               1,889           1,666
Total other operating income.................                 157              72
Total other operating expense................               1,364           1,068
                                                          -------         -------
Income before income tax.....................                 682             670
Income tax expense...........................                 227             212
                                                          -------         -------
Net income...................................             $   455         $   458
                                                           ======          ======

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                           At or for the Year Ended
                                                                                 December 31,
                                                                           ------------------------
                                                                             2001           2000
                                                                             ----           ----
SELECTED OPERATING RATIOS(2):

PERFORMANCE RATIOS:
Return on average assets....................................               0.89%            0.93%
Return on average equity....................................                4.36             4.41
Equity to assets at end of period...........................               18.48            21.31
Interest rate spread(3).....................................                2.69             2.61
Net interest margin(3)......................................                3.69             3.62
Average interest-earning assets to
   average interest-bearing liabilities.....................              126.52           125.57
Net interest income after provision for loan losses to total
   other expenses...........................................              128.73           140.45
Total other expenses to average total assets................                2.51             2.18
ASSET QUALITY RATIOS:
Non-performing loans to total
   loans at end of period(4)................................                0.92%            1.25%
Non-performing assets to
   total assets at end of period(4).........................                0.77             0.77
Allowance for loan losses to total
   loans at end of period...................................                2.07             2.88
Allowance for loan losses to total non-performing loans at
   end of period(4).........................................              206.89           230.53
CAPITAL RATIOS:
Tangible capital ratio......................................               17.63%           20.31%
Core capital ratio..........................................               17.63            20.31
Total capital ratio.........................................               35.49            46.76

----------------------
(1)      Consists of cash and short-term interest-bearing deposits.

(2) With the exception of end of period ratios, all ratios are based on average daily balances.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MINDEN BUILDING AND LOAN

GENERAL

         Minden Building and Loan's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Minden Building and Loan's profitability also depends, to a lesser extent, on noninterest income, provision for loan losses, noninterest expenses and federal income taxes. Minden Building and Loan had net income of $455,000 in 2001 and $458,000 in 2000.

         Historically, Minden Building and Loan's business has consisted primarily of originating single-family real estate loans secured by property in its market area. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, commercial business and consumer loans. Minden Building and Loan's loans are primarily funded by certificates of deposit, which typically have a higher interest rate than passbook accounts. The combination of these factors has resulted in low interest rate spreads and returns on equity. Although Minden Building and Loan has significantly increased the amount of commercial real estate, consumer and commercial business loans originated, Minden Building and Loan presently anticipates that its business will continue to primarily consist of originating single-family real estate loans funded by deposits.

         Minden Building and Loan's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond its control.

FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

         We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

EXPOSURE TO CHANGES IN INTEREST RATES

         Minden Building and Loan's ability to maintain net interest income depends upon its ability to earn a higher yield on assets than the rates it pays on deposits and borrowings. Minden Building and Loan's interest-earning assets consist primarily of long-term residential mortgage loans which have fixed rates of interest. Consequently, Minden Building and Loan's ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. In addition, Minden Building and Loan may be particularly susceptible to the risk of rising interest rates since long-term, fixed-rate mortgage loans make up the dominant portion of its interest-earning assets.

         QUANTITATIVE ANALYSIS. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in net portfolio value of more than 2.0% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the Office of Thrift Supervision takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the Office of Thrift Supervision has indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in Minden Building and Loan's net portfolio value decreasing by more than 2.0% of the estimated market value of its assets as of December 31, 2001, Minden Building and Loan would have been subject to a capital deduction of $1.3 million as of December 31, 2001 if the regulation had been effective as of such date. If this capital deduction had occurred, Minden Building and Loan would have continued to be well capitalized.


                                           Net Portfolio Value
    --------------------------------------------------------------------------------------------------
                                                  Estimated
                                                Net Portfolio
      Change in              Estimated           Value as a                                Change as a
    Interest Rates         Net Portfolio         Percentage             Amount             Percentage
    (basis points)             Value              of Assets            of Change            of Assets
    --------------             -----              ---------            ---------            ---------
                                          (Dollars in Thousands)
         300                 $ 9,522                16.14%              $(3,975)               (29)%
         200                  10,852                17.94                (2,645)               (20)
         100                  12,237                19.72                (1,259)                (9)
          --                  13,497                21.26                    --                 --
        (100)                 14,243                22.10                   746                  6

         QUALITATIVE ANALYSIS. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Minden Building and Loan's fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed its cost of funds. If interest rates increase, however, Minden Building and Loan would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, Minden Building and Loan has underwritten its mortgage loans to allow for their sale in the secondary market, implemented a strategy to diversify its loan portfolio by originating more commercial real estate, consumer, commercial business and construction loans, invested in securities with short terms or adjustable rates and increased the amount of deposits in transaction accounts.

         For the year ending December 31, 2001, Minden Building and Loan originated $1.8 million in commercial real estate loans compared to $117,000 for the year ending December 31, 2000. Originations of consumer loans increased to $3.2 million in fiscal year 2001 from $392,000 in fiscal year 2000. Originations of commercial business loans increased to $1.3 million for the year ending December 31, 2001 compared to $76,000 for the year ending December 31, 2000. Originations of construction loans increased to $1.6 million for the year ending December 31, 2001 from $356,000 for the year ending December 31, 2000. Minden Building and Loan's commercial real estate, consumer, commercial business and construction loans typically have shorter terms and higher interest rates than its single family residential mortgage loans.

         Minden Building and Loan's adjustable-rate securities at December 31, 2001 consisted of $6.6 million of mortgage-backed securities and $3.6 million invested in a mutual fund that invests in adjustable-rate mortgage-backed securities compared to $2.0 million of mortgage-backed securities and $1.1 million invested in the mutual fund at December 31, 2000.

         Deposits in transaction accounts were $11.0 million, or 23.7% of total deposits at December 31, 2001, compared to $6.6 million, or 18.2%, at December 31, 2000. Minden Building and Loan's transaction accounts generally have lower interest rates than its certificates of deposit and are considered a more stable source of funds than certificates of deposit.

CHANGES IN FINANCIAL CONDITION

         ASSETS. Minden Building and Loan's total assets increased by $10.2 million, or 20.0%, to $61.3 million at December 31, 2001 from $51.1 million at December 31, 2000. The increase was primarily due to a $11.7 million, or 39.4%, increase in the net loan portfolio, as one- to four-family residential loans increased by $6.1 million, or 21.4%, commercial real estate loans increased by $2.2 million, or 214.1%, consumer loans increased by $2.2 million, or 324.3%, commercial business loans increased by $731,000, or 961.8%, and construction loans increased by $510,000, or 84.9%, in 2001.

         Residential loans accounted for over 80.0% of Minden Building and Loan's total loan portfolio at December 31, 2001. Although single family residential loans are Minden Building and Loan's primary lending product, originations of commercial real estate, commercial business, consumer and construction loans increased significantly in 2001 due to its increased emphasis on these types of loans and the favorable interest rate environment for its lending products. Commercial real estate loans increased to 7.7% of Minden Building and Loan's total loan portfolio at December 31, 2001 from 3.4% at December 31, 2000. Consumer loans increased to 6.9% of its total loan portfolio at December 31, 2001 compared to 2.2% at December 31, 2000. Commercial business loans increased to 1.9% of Minden Building and Loan's total loan portfolio at December 31, 2001 from 0.3% at December 31, 2000. Construction loans increased to 2.6% of its total loan portfolio at December 31, 2001 compared to 2.0% at December 31, 2000. The net loan portfolio amounted to $41.2 million, or 67.3%, of total assets at December 31, 2001, compared to $29.6 million, or 57.9%, of total assets at December 31, 2000. Minden Building and Loan expects continued growth in its loan portfolio in 2002.

         Non-performing assets totaled $476,000 and $391,000 at December 31, 2001 and 2000, respectively, or 0.8% of its total assets at such dates. Minden Building and Loan's non-performing loans totaled $421,000 and $380,000 at December 31, 2001 and 2000, respectively, or 1.0% and 1.2% of its total loan portfolio at such dates. The non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more. Minden Building and Loan owned $55,000 of real estate owned at December 31, 2001 compared to $11,000 at December 31, 2000. Minden Building and Loan's allowance for loan losses amounted to $871,000, or 2.1% of the total loan portfolio and 206.9% of total non-performing loans at December 31, 2001. The allowance for loan losses totaled $876,000, or 2.9% of Minden Building and Loan's total loan portfolio and 230.5% of its total non-performing loans at December 31, 2000. See "Business of Minden Building and Loan Association - Asset Quality."

         Investment securities totaled $15.0 million at December 31, 2001, a decrease of $2.3 million, or 13.2%, from the balance at December 31, 2000. The decrease was primarily the result of a reduction of $7.8 million in Minden Building and Loan's U.S. government and agencies portfolio as issuers exercised call provisions because of historically low interest rates. It invested a substantial portion of the proceeds from those called securities and the proceeds from maturing fixed-rate mortgage-backed securities in adjustable-rate mortgage-backed securities. As a result, Minden Building and Loan's fixed-rate mortgage-backed securities portfolio decreased from $4.6 million to $2.9 million and its adjustable-rate mortgage-backed securities portfolio and a mutual fund invested in such securities increased from $4.1 million to $11.3 million during fiscal 2001.

         Cash and cash equivalents, which include interest-earning deposits in other institutions, amounted to $1.8 million, or 3.0% of total assets, at December 31, 2001, compared to $1.1 million, or 2.2% of total assets, at December 31, 2000. The increase as of December 31, 2001 was primarily due to temporary investment of excess liquidity in interest-bearing deposits.

         DEPOSITS. Minden Building and Loan's deposits increased by $10.1 million, or 28.2%, to a total of $46.1 million at December 31, 2001. The increase resulted primarily from management's continuing efforts to maintain growth in deposits through marketing and pricing strategies. Proceeds from the growth in deposits were generally used to fund new loan originations.

         EQUITY. Minden Building and Loan's total equity increased by $431,000, or 4.0%, in 2001 and amounted to $11.3 million, or 18.5%, of total assets at December 31, 2001. The increase was due to net income of $455,000, which was partially offset by a small unrealized loss on securities available for sale, net of applicable deferred income tax.

         AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods. Minden Building and Loan does not believe that the monthly averages differ significantly from what the daily averages would be.

                                                                            Year Ended December 31,
                                                      -------------------------------------------------------------------------
                                                                    2001                                   2000
                                                      -----------------------------------    ----------------------------------
                                                      Average                   Average      Average                  Average
                                                      Balance     Interest     Yield/Rate    Balance     Interest    Yield/Rate
                                                      -------     --------     ----------    -------     --------    ----------
                                                                             (Dollars in Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)..............               $35,141      $2,966          8.44%    $28,224       $2,383        8.44%
  Investment securities.................                14,423         806          5.59      17,535        1,100        6.27
  Interest-earning deposits.............                 1,560          54          3.46         226           15        6.64
                                                       -------      ------                   -------       ------
  Total interest-earning assets.........                51,124       3,826          7.48      45,985        3,498        7.61
                                                                    ------          ----                   ------        ----
  Non-interest-earning assets...........                 3,288                                 3,069
                                                       -------                               -------
    Total assets........................               $54,412                               $49,054
                                                       =======                               =======

INTEREST-BEARING LIABILITIES:
  Deposits..............................               $38,729       1,871          4.83     $35,484        1,756        4.95
  Borrowings............................                 1,680          66          3.93       1,136           76        6.69
                                                       -------       -----                   -------        -----
    Total interest-bearing liabilities..                40,409       1,937          4.79      36,620        1,832        5.00
                                                                     -----          ----                    -----        ----
  Non-interest-bearing liabilities......                 2,905                                 2,054
                                                       -------                               -------
    Total liabilities...................                43,314                                38,674
  Total equity(2).......................                11,098                                10,380
                                                       -------                               -------
  Total liabilities and equity..........               $54,412                               $49,054
                                                       =======                               =======

  Net interest income; interest rate spread(3)                      $1,889          2.69%                  $1,666        2.61%
                                                                    ======         =====                   ======       =====
  Net interest margin(4)................                                            3.69%                                3.62%
                                                                                   =====                                =====
  Average interest-earning assets to average
    interest-bearing liabilities........                118.03%                               125.57%
                                                       =======                               =======

---------------------
(1)      Includes nonaccruing loans.
(2)      Includes retained earnings and accumulated other comprehensive income.
(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by net average interest-earning assets.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Minden Building and Loan's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                             Year Ended December 31,
                                      ---------------------------------------------------------------------------
                                                2001 vs. 2000                             2000 vs.1999
                                      --------------------------------            -------------------------------
                                          Increase                                    Increase
                                          (Decrease)                                 (Decrease)
                                           Due To              Total                   Due To             Total
                                      -----------------      Increase             -----------------     Increase
                                      Rate       Volume     (Decrease)            Rate       Volume    (Decrease)
                                      ----       ------     ----------            ----       ------    ----------
                                                                  (In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net.......       $    (1)     $  584       $  583             $ (3)       $ 193       $ 196
  Investment securities.......          (111)       (183)        (294)             236           97         333
  Interest-earning deposits...            (3)         42           39               82         (215)       (133)
                                     -------        ----         ----             ----        -----        ----
     Total....................          (115)        443          328              321           75         396
                                     -------        ----         ----             ----        -----        ----

INTEREST-BEARING LIABILITIES:
  Deposits....................           (41)        156          115               70          (75)         (5)
  Borrowings..................           (46)         36          (10)              --           76          76
                                     -------        ----         ----             ----        -----        ----
     Total....................           (87)        192          105               70            1          71
                                     -------        ----         ----             ----        -----        ----
  Increase (decrease) in net
   interest income............       $   (28)     $  251       $  223             $251        $  74       $ 325
                                     ========       ====         ====             ====        =====        ====

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

         GENERAL. Net income amounted to $455,000 for the year ended December 31, 2001, a decrease of $3,000, or 0.7%, from net income recorded for the year ended December 31, 2000. The decrease in earnings resulted primarily from a $296,000 increase in other operating expenses and a $15,000 increase in income taxes, which was partially offset by a $223,000 increase in net interest income and an $85,000 increase in other operating income.

         NET INTEREST INCOME. Total interest and dividend income amounted to $3.8 million for the year ended December 31, 2001, an increase of $328,000, or 9.4%, over the year ended December 31, 2000. Interest income on loans totaled $3.0 million for the year ended December 31, 2001, an increase of $583,000, or 24.5%, over the year ended December 31, 2000. This increase was due to a $6.9 million, or 24.5%, increase in the weighted-average balance of loans outstanding. Interest income on investment securities decreased by $294,000, or 26.7%, as a result of a $3.1 million, or 17.7%, decrease in the weighted-average balance outstanding and a 68 basis point decrease in the weighted-average yield year to year. Interest-earning deposits income which consists of overnight funds increased by $39,000, or 260.0%, for the year ended December 31, 2001 compared to the year ended December 31, 2000.

         Total interest expense totaled $1.9 million for the year ended December 31, 2001, an increase of $105,000, or 5.7%, from the amount recorded for the year ended December 31, 2000. Interest expense on deposits increased by $115,000, or 6.5%, due primarily to an increase of $3.2 million, or 9.1%, increase in the weighted-average balance of deposits outstanding, which was partially offset by a 12 basis point decrease in the weighted-average cost of deposits year to year. Interest expense on borrowings decreased by $10,000, or 13.2%, as a result of a 276 basis point decrease in the weighted-average cost of borrowings year to year, which was partially offset by a $544,000, or 47.9%, increase in the weighted-average balance outstandings year over year.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $223,000, or 13.4%, to a total of $1.9 million for the year ended December 31, 2001, compared to $1.7 million for the year ended December 31, 2000. The interest rate spread increased by 8 basis points to 2.69% in fiscal 2001 from 2.6% in fiscal 2000, and the net interest margin increased to 3.69% for the year ended December 31, 2001 from 3.62% for the year ended December 31, 2000.

         PROVISION FOR LOSSES ON LOANS. Minden Building and Loan records a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by Minden Building and Loan, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Minden Building and Loan's market area, and other factors related to the collectibility of its loan portfolio. As a result of such analysis, management recorded a net charge-off of $5,000 for the year ended December 31, 2001 due to defaults on one- to four-family loans. No additional provisions for loan losses were recorded for 2001. There can be no assurances that the allowance for loan losses will be sufficient to absorb losses on nonperforming assets or that the allowance will be sufficient to cover losses on nonperforming assets in the future.

         OTHER OPERATING INCOME. Other operating income totaled $157,000 for the year ended December 31, 2001, an increase of $85,000, or 118.1%, over the $72,000 recorded for the year ended December 31, 2000. The increase resulted primarily from an increase in customer service fees of $76,000, or 113.4%, and a gain on sale of assets of $14,000 as compared to a loss of $4,000 for the year ended December 31, 2000. These increases were partially offset by a $5,000, or 55.6%, decrease in other income.

         OTHER OPERATING EXPENSES. Other operating expenses totaled $1.4 million for the year ended December 31, 2001, an increase of $296,000, or 27.7%, over the total recorded for the year ended December 31, 2000. The increase resulted primarily from a $199,000, or 35.5%, increase in salaries and benefits, a $33,000, or 16.5%, increase in occupancy expenses, an $11,000, or 14.9%, increase in professional and supervisory examination fees and a $54,000, or 23.9%, increase in other general and administrative expenses. The increase in employee compensation and benefits was primarily attributable to the hiring of a senior loan officer and five other employees and the implementation of a 401(k) plan, while the increase in occupancy and equipment expense related primarily to purchases of office equipment and furniture.

         INCOME TAXES. The provision for income taxes totaled $227,000 for the year ended December 31, 2001, an increase of $15,000, or 7.1%, over the $212,000 for the year ended December 31, 2000. Minden Building and Loan's effective tax rates were 33.3% and 31.6% for the years ended December 31, 2001 and 2000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2001, Minden Building and Loan had outstanding commitments to originate $3.7 million of loans (excluding undisbursed portions of loans). In addition, as of December 31, 2001, the total amount of certificates of deposit which were scheduled to mature in the following twelve months was $27.6 million. Minden Building and Loan believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Minden Building and Loan requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Dallas are available as an additional source of funds.

         Minden Building and Loan is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At December 31, 2001, Minden Building and Loan exceeded each of its capital requirements with ratios of 17.6%, 17.6% and 35.5%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein regarding Minden Building and Loan have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Minden

Building and Loan's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Minden Building and Loan's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption was permitted. The adoption of this statement did not have any material impact on Minden Building and Loan's financial position or results of operations.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, which amends Statement of Financial Accounting Standards No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement was effective for the first quarter beginning after December 15, 1998, and did not have any impact on Minden Building and Loan's financial position or results of operations.

         In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, effective as of January 1, 2001. This statement provides a comprehensive and consistent standard for the recognition and measurement of certain derivatives and certain hedging activities. Minden Building and Loan does not presently participate in these activities. The adoption of this accounting standard did not have a material effect on Minden Building and Loan's financial condition or results of operations.

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES". This statement replaces Statement of Financial Accounting Standards No. 125. This statement also is effective for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. This statement is effective for fiscal years ending after December 15, 2000. The adoption of this statement did not have any material impact on Minden Building and Loan's financial position or results of operations.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS. This statement requires that business combinations initiated after June 30, 2001 be accounted for using the purchase method. Use of the pooling-of-interests method is no longer permitted. Minden Building and Loan does not believe the adoption of this statement will have a material impact on its financial statements, unless it enters into a business combination transaction.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. This statement addresses how intangible assets should be accounted for at acquisition and in subsequent periods. Pursuant to this statement, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. This statement also provides specific guidance for testing goodwill for impairment and requires additional disclosures about goodwill and intangible assets. This statement is effective for fiscal years beginning after December 15, 2001. It is required to be applied to the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement are to be reported as resulting from a change in accounting principle. Minden Building and Loan does not believe the adoption of this statement will have a material impact on its financial statements.


                          MINDEN MUTUAL HOLDING COMPANY

         Minden Mutual will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of Minden Bancorp's common stock. Persons who had membership rights in Minden Building and Loan as of the date of the reorganization will continue to have membership rights, however, these membership rights will be in Minden Mutual.

         Minden Mutual's principal assets will be the common stock of Minden Bancorp it receives in the reorganization and $100,000 cash in initial capitalization which will be paid in by Minden Building and Loan. Presently, it is expected that the only business activity of Minden Mutual will be to own a majority of Minden Bancorp's common stock. Minden Mutual will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

         Minden Mutual will neither own nor lease any property, but will instead use the premises, equipment and furniture of Minden Building and Loan. It is anticipated that Minden Mutual will employ only persons who are officers of Minden Building and Loan to serve as officers of Minden Mutual. Those persons will not be separately compensated by Minden Mutual.


                              MINDEN BANCORP, INC.

         Minden Bancorp will be formed as a federal corporation and will own 100% of Minden Building and Loan's common stock. We have not engaged in any business to date. We will retain up to 50% of the net proceeds from the offering. We will use our initial capital as discussed in "How Our Net Proceeds Will Be Used." Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends we receive from Minden Building and Loan.

         Immediately after the reorganization, it is expected that our only business activities will be to hold all of the outstanding common stock of Minden Building and Loan. We will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Minden Building and Loan. There are no plans for any additional capital issuance, merger or acquisition or other diversification of the activities of Minden Bancorp at the present time.

         Initially, Minden Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Minden Building and Loan. At the present time, we intend to employ only persons who are officers of Minden Building and Loan to serve as officers of Minden Bancorp. We also may use the support staff of Minden Building and Loan from time to time. These persons will not be separately compensated by Minden Bancorp. We will hire additional employees, as appropriate, to the extent we expand our business in the future.

                BUSINESS OF MINDEN BUILDING AND LOAN ASSOCIATION

         Minden Building and Loan is a Louisiana-chartered building and loan association located in Minden, Louisiana, which is the parish seat of Webster Parish. Minden Building and Loan's business consists primarily of attracting deposits from the general public and using those funds to make loans.

MINDEN BUILDING AND LOAN'S LENDING ACTIVITIES

         GENERAL. At December 31, 2001, the net loan portfolio of Minden Building and Loan totaled $41.2 million, representing approximately 67.3% of its total assets at that date. The principal lending activity of Minden Building and Loan is the origination of one- to-four-family residential loans. At December 31, 2001, one- to-four-family residential loans amounted to $34.4 million, or 81.0% of its total net loan portfolio. As part of Minden Building and Loan's lending strategy of diversifying its loan portfolio, Minden Building and Loan also offers the following lending products:

         o commercial real estate loans, which amounted to 7.7% of the total loan portfolio at December 31, 2001;

         o consumer loans, which amounted to 6.9% of the total loan portfolio at December 31, 2001;

         o commercial business loans, which amounted to 1.9% of the total loan portfolio at December 31, 2001; and

         o construction loans, which amounted to 2.6% of the total loan portfolio at December 31, 2001.

         The types of loans that Minden Building and Loan may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At December 31, 2001, Minden Building and Loan's regulatory limit on loans-to-one borrower was $1.8 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $653,000, $470,000, $403,000, $400,000 and $350,000. Each of Minden Building and Loan's
five largest loans or groups of loans was performing in accordance with its terms at December 31, 2001.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of Minden Building and Loan's loan portfolio by type of loan at the dates indicated.

                                                                             December 31,
                                                          --------------------------------------------------
                                                                  2001                        2000
                                                          ---------------------      -----------------------
                                                          Amount        Percent      Amount          Percent
                                                          ------        -------      ------          -------
                                                                        (Dollars in Thousands)
      Real estate loans:
         One- to four-family..................           $34,434         80.96%      $28,370           92.20%
         Commercial...........................             3,251          7.65         1,035            3.36
         Construction.........................             1,111          2.61           601            1.95
      Commercial business.....................               807          1.90            76            0.25
      Consumer:
         Loans secured by savings accounts....             1,081          2.54           641            2.08
         Other(1).............................             1,847          4.34            49            0.16
                                                          ------       -------       -------         -------
         Total loans receivable...............            42,531        100.00%       30,772          100.00%
                                                                       =======                       =======
      Less:
         Undisbursed loans in process.........               432                         325
         Deferred loan fees...................                --                          --
         Allowance for loan losses............               871                         876
                                                         -------                     -------
           Total loans receivable, net........           $41,228                     $29,571
                                                         =======                     =======


---------------------
(1)      Includes automobile and home equity loans.

         ORIGINATION OF LOANS. The lending activities of Minden Building and Loan are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of referrals from real estate brokers and existing customers. Written loan applications are taken by one of Minden Building and Loan's loan officers. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. For real estate loans in excess of $250,000, Minden Building and Loan's loan policy mandates that property valuations be performed by an independent outside appraiser approved by its board of directors. As a matter of practice, however, Minden Building and Loan obtains independent outside appraisals on substantially all of its loans. Under the lending policy of Minden Building and Loan, a title opinion must be obtained for each real estate loan.

         Minden Building and Loan's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. Generally, loans in excess of $50,000 must be approved by Minden Building and Loan's loan committee or board of directors. All loans are ratified by the board of directors.

         The following table shows total loans originated, sold and repaid during the periods indicated.

                                                               Year Ended December 31,
                                                              -------------------------
                                                                2001             2000
                                                                ----             ----
                                                                    (In Thousands)
LOAN ORIGINATIONS:
  Real estate loans:
     One-to four-family..........................             $16,563           $6,160
     Commercial..................................               1,758              117
     Construction................................               1,607              356
  Commercial business............................               1,274               76
  Consumer(1)....................................               3,178              392
                                                              -------           ------
     Total loans originated......................              24,380            7,101
                                                              -------           ------
Deduct loan principal reductions.................               6,447            4,011
                                                              -------           ------
Decrease due to other items, net(2)..............              (6,276)            (829)
                                                              -------           ------
Net increase in loan portfolio...................             $11,657           $2,261
                                                              =======           ======

------------------
(1) Includes loans secured by deposits, automobiles loans and home equity loans.
(2) Other items consist of loans in process, deferred fees, unearned interest and allowance for loan losses.


         Although Louisiana laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Minden Building and Loan concentrates its lending activity to its primary market area in Webster Parish, Louisiana and the surrounding area. Subject to its loans-to-one borrower limitation, Minden Building and Loan is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Minden Building and Loan also may invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Minden Building and Loan may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At December 31, 2001, Minden Building and Loan was within each of the above lending limits.

         MATURITY OF LOAN PORTFOLIO. The following table presents certain information at December 31, 2001, regarding the dollar amount of loans maturing in Minden Building and Loan's portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.


                                                                     At December 31, 2001
                                         -------------------------------------------------------------------------------
                                         One-to-four    Commercial                                Commercial       Total
                                            Family     Real Estate    Construction    Consumer     Business        Loans
                                            ------     -----------    ------------    --------     --------        -----
                                                                        (In Thousands)
AMOUNTS DUE IN:
  One year or less..................       $   267        $  329          $1,111      $1,154          $375        $ 3,236
  More than one year to five years..         2,334           834              --       1,674           307          5,149
  More than five years..............        31,833         2,088              --         100           125         34,146
                                           -------        ------          ------      ------          ----        -------
      Total amount due..............       $34,434        $3,251          $1,111      $2,928          $807        $42,531
                                           =======        ======          ======      ======          ====        =======

      The following table sets forth the dollar amount of all loans, before net items, due after December 31, 2001 which have fixed interest rates or which have floating or adjustable interest rates.

                                                        Fixed-Rates          Floating or Adjustable Rates    Total
                                                        -----------          ----------------------------    -----
                                                                                (In Thousands)
Real estate loans:
  One-to-four family.......................               $34,386                         $   48            $34,434
  Commercial...............................                 2,424                            827              3,251
  Construction.............................                 1,111                             --              1,111
Commercial business........................                   383                            424                807
Consumer loans.............................                 2,885                             43              2,928
                                                          -------                         ------            -------
      Total loans..........................               $41,189                         $1,342            $42,531
                                                          =======                         ======            =======


         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Minden Building and Loan is the origination of loans secured by single-family residences. At December 31, 2001, $34.4 million, or 81.0%, of its total loan portfolio, before net items, consisted of one- to four-family residential loans.

         The loan-to-value ratio, maturity and other provisions of the loans made by Minden Building and Loan generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Minden Building and Loan. Minden Building and Loan's current lending policy on one- to four-family residential loans generally limits the maximum loan-to-value ratio to 90% of the appraised value of the property. These loans are amortized on a monthly basis with principal and interest due each month and generally include "due-on-sale" clauses.

         Substantially all of Minden Building and Loan's one- to four-family residential loans have fixed rates of interest. Fixed-rate loans generally have maturities ranging from 15 to 30 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Although it has been Minden Building and Loan's practice to retain all of the one- to four-family residential loans, its fixed-rate loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary mortgage market. At December 31, 2001, $34.4 million, or 99.9%, of Minden Building and Loan's one- to four-family residential mortgage loans were fixed-rate loans.

         Of the $34.4 million of one- to four-family residential loans held by Minden Building and Loan at December 31, 2001, $537,000 consisted of second mortgage loans. These loans are secured by the underlying equity in the borrower's residence. Minden Building and Loan holds the first mortgage on virtually all of the properties that secure its second mortgage loans. The amount of Minden Building and Loan's second mortgage loans generally cannot exceed the lesser of a loan-to-value ratio of 90% or $100,000. These loans are typically three-to-five year balloon loans with fixed rates and contain an on-demand clause that allows Minden Building and Loan to call the loan in at any time.

         COMMERCIAL REAL ESTATE LOANS. Minden Building and Loan began to emphasize the origination of commercial real estate loans in 2001 as part of its strategy to diversify its loan portfolio. In order to implement its lending strategy of serving commercial real estate customers, Minden Building and Loan hired an experienced senior loan officer and established prudent procedures for originating commercial real estate loans. Commercial real estate loans generally have interest rates that are higher than interest rates on one- to four-family residential loans because they usually involve a higher degree of risk than loans secured by residential property. Minden Building and Loan's commercial real estate loans consist primarily of loans secured by land, storefront retail and office buildings, churches and schools. Substantially all of Minden Building and Loan's commercial real estate loans were secured by properties located within its market area. At December 31, 2001, Minden Building and Loan's commercial real estate loans amount to $3.3 million, or 7.7% of its total loan portfolio compared to $1.0 million, or 3.4% of its total loan portfolio at December 31, 2000.

         Minden Building and Loan's commercial real estate loans have a maximum loan-to-value ratio of 80%. The terms of each commercial real estate loan are negotiated on a case-by-case basis, although these loans are generally structured as three-to-five year balloon loans with either fixed rates or variable rates tied to the prime rate with a 10- to 15-year amortization schedule. In determining whether to make a commercial real estate loan, Minden Building and Loan considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. Minden Building and Loan has generally required that the properties securing these commercial real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of 1.2x. Minden Building and Loan requires written appraisals prepared by a certified independent appraiser of all properties securing commercial real estate loans greater than $250,000. At December 31, 2001, the average balance of the loans in Minden Building and Loan's commercial real estate portfolio was approximately $75,000 and its largest commercial real estate loan at such date was $470,000. This loan was current at December 31, 2001.

         The land loans in Minden Building and Loan's commercial real estate loan portfolio are secured primarily by income producing properties, such as land utilized for growing timber. A small percentage of the land loans are for development of residential property. Minden Building and Loan's land loans typically are three-to-five year balloon loans. At December 31, 2001, Minden Building and Loan had $1.4 million in land loans which loans had an average balance of $74,000. Minden Building and Loan's largest land loan at December 31, 2001 amounted to $278,000, which loan was current at December 31, 2001.

         Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Minden Building and Loan generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily to established businesses in its market area with existing operating performance which can be analyzed, requiring conservative debt coverage ratios, obtaining personal guarantees from the principals of the borrower and periodically monitoring the operation and physical condition of the collateral.

         CONSUMER LOANS. Minden Building and Loan is authorized to make loans for a wide variety of personal or consumer purposes. Minden Building and Loan originates consumer loans in order to accommodate its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by Minden Building and Loan consist of loans secured by deposit accounts with Minden Building and Loan, automobile loans, recreational vehicle loans, boat loans and other miscellaneous loans. As part of its lending strategy, Minden Building and Loan began to emphasize the origination of consumer loans in 2001. At December 31, 2001, $2.9 million, or 6.9% of Minden Building and Loan's total loan portfolio consisted of consumer loans compared to $690,000, or 2.2% of its loan portfolio at December 31, 2000.

         Minden Building and Loan offers loans secured by deposit accounts in Minden Building and Loan, which loans amounted to $1.1 million, or 2.6% of Minden Building and Loan's total loan portfolio at December 31, 2001. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. These loans typically are payable on demand with a maturity date of one year.

         Minden Building and Loan also offers loans for automobiles, primarily used, boats and recreational vehicles. Such loans have terms of no more than 54 months and a maximum loan-to-value ratio of 75%. At December 31, 2001, Minden Building and Loan's automobile, boat and recreational vehicle loans amounted to $916,000, or 2.2% of its total loan portfolio.

         Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans, but generally entail greater credit risk than residential mortgage loans, particularly those loans secured by assets that depreciate rapidly, such as automobiles, boats and recreational vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In particular, amounts realizable on the sale of repossessed automobiles may be significantly reduced based upon the condition of the automobiles and the fluctuating demand for used automobiles.

         CONSTRUCTION LOANS. Minden Building and Loan also originates loans for the construction of one- to four-family residences. At December 31, 2001, Minden Building and Loan had $1.1 million, or 2.6% of its total loan portfolio, of residential construction loans. Minden Building and Loan's construction loans are typically made for the construction of pre-sold homes and typically are six-month fixed rate loans which require the payment of interest only during the construction phase. Generally, the maximum loan-to-value ratio for these loans is 80%. Loans to borrowers acting as their own general contractor are made with a maximum loan-to-value ratio of 75%.

         Before making a commitment to fund a construction loan, Minden Building and Loan requires an independent appraisal of the property. Minden Building and Loan also reviews and inspects each property before disbursement of funds during the term of the construction loan. The borrower is required to fund the difference between the loan amount and the estimated cost of completion prior to Minden Building and Loan disbursing any funds. Loan proceeds are disbursed after each stage of work is completed.

         Construction lending generally involves a higher degree of risk than one- to four-family permanent mortgage lending because of the greater potential for disagreements between borrowers and builders and the failure of builders to pay subcontractors. Additional risk often exists because of the inherent difficulty in estimating both a property's value upon completion of construction and the estimated construction costs. If the estimate of the value upon completion proves to be inaccurate, Minden Building and Loan may be confronted with a property whose value is insufficient to assure full repayment.

         COMMERCIAL BUSINESS LOANS. Minden Building and Loan originates commercial business loans primarily to small business owners in its market area for purposes of working capital or equipment financing. These loans are typically secured by equipment, machinery and other corporate assets. The commercial business loans are usually three-to-five year loans with either fixed rates or variable rates of interest tied to the prime rate. During 2001, Minden Building and Loan significantly expanded its activities in the commercial business lending market. Minden Building and Loan anticipates that its involvement in commercial business lending will continue. At December 31, 2001, Minden Building and Loan's commercial business loans amounted to $807,000, or 1.9%, of its total loan portfolio compared to $76,000, or 0.3% of its loan portfolio at December 31, 2000.

         Commercial business loans generally are considered to involve a greater risk than single-family residential mortgage loans. Minden Building and Loan attempts to minimize its risk exposure by limiting these loans to proven businesses and by obtaining personal guarantees from the principals of the borrower.

         LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, Minden Building and Loan generally receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

ASSET QUALITY

         GENERAL. Minden Building and Loan's collection procedures provide that when a loan is 15 days past due, a late charge notice is sent to the borrower requesting payment. If the delinquency continues at 30 days, personal contact efforts are attempted, either in person or by telephone. If a loan becomes 60 days past due and no progress has been made in resolving the delinquency, a collection letter from legal counsel is sent and personal contact is attempted. When a loan continues in a delinquent status for 90 days or more, and a repayment schedule has not been made or kept by the borrower, generally a notice of intent to foreclose is sent to the borrower. If the delinquency is not cured, foreclosure proceedings are initiated. In most cases, deficiencies are cured promptly. While Minden Building and Loan generally prefers to work with borrowers to resolve such problems, Minden Building and Loan will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is doubtful. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Minden Building and Loan generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest unless the credit is well secured and Minden Building and Loan believes it will fully collect.

         Real estate and other assets acquired by Minden Building and Loan as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Minden Building and Loan had $55,000 and $11,000 of real estate owned at December 31, 2001 and 2000, respectively.

         DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at December 31, 2001, in dollar amounts and as a percentage of Minden Building and Loan's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                    December 31, 2001
                                         -----------------------------------------------------------------------------
                                                30-59                      60-89                 90 or More Days
                                             Days Overdue                Days Overdue                 Overdue
                                         --------------------       --------------------        ----------------------
                                                      Percent                     Percent                     Percent
                                                     of Total                    of Total                     of Total
                                         Amount        Loans        Amount         Loans        Amount         Loans
                                         ------        -----        ------         -----        ------         -----
                                                                  (Dollars in Thousands)
Real estate loans:
  One-to four-family............           $370          0.88%          $7          0.02%        $386           0.92%
  Commercial...................              --             --          --            --           --             --
  Construction..................             --             --          --            --           --             --
Commercial business.............             --             --          --            --           --             --
Consumer loans..................             --             --          --            --           --             --
                                           ----          ----          ---          ----         ----           ----
  Total loans...................           $370          0.88%         $ 7          0.02%        $386           0.92%
                                           ====          ====          ===          ====         ====           ====

         NON-PERFORMING ASSETS. The following table presents information with respect to Minden Building and Loan's nonperforming assets at the dates indicated.


                                                                                   At December 31,
                                                                               -----------------------
                                                                               2001               2000
                                                                               ----               ----
                                                                               (Dollars in Thousands)
         Nonaccruing loans:
            Real estate loans:
              One-to-four family.............................                 $ 35                $ --
              Commercial.....................................                   --                  --
              Construction...................................                   --                  --
            Commercial business..............................                   --                  --
            Consumer loans...................................                   --                  --
                                                                              ----                ----
              Total nonaccruing loans........................                   35                  --
                                                                              ----                ----
         Accruing loans delinquent 90 days or more(1)........                  386                 380
         Real estate owned(2)................................                   55                  11
                                                                              ----                ----
              Total nonperforming assets(3)..................                  476                 391
         Troubled debt restructurings........................                   20                  17
                                                                              ----                ----
         Troubled debt restructurings and total
            nonperforming assets.............................                 $496                $408
                                                                              ====                ====
         Total nonperforming assets and troubled debt
         restructurings as a percentage of total assets......                0.81%               0.80%

-----------------------
(1) Two mortgage loans on one residential property account for approximately $200,000 of this amount at December 31, 2001 and December 31, 2000.
(2) Real estate owned includes other repossessed assets and the balances are shown net of related loss allowances.
(3) Nonperforming assets consist of nonperforming loans and real estate owned.

         If the $35,000 of nonaccruing loans of Minden Building and Loan had been current in accordance with their terms during 2001, the gross income on such loans would have been approximately $700. No interest income was actually recorded by Minden Building and Loan on such loans in 2001.

         CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

         Minden Building and Loan's total classified assets at December 31, 2001 amounted to $493,000, all of which was classified as substandard. The largest classified assets at December 31, 2001 consisted of two mortgage loans on one residential property. The aggregate amount of the loans is approximately $200,000. The borrower is currently in Chapter 13 bankruptcy.

         ALLOWANCE FOR LOAN LOSSES. At December 31, 2001, Minden Building and Loan's allowance for loan losses amounted to $871,000, or 2.1% of its total loan portfolio. The loan loss allowance is maintained by management at a level considered adequate based on prior loan loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and known, probable and reasonably estimable losses inherent in the loan portfolio. Minden Building and Loan is primarily engaged in originating single-family residential loans. This type of lending generally involves less risk exposure due to the nature of the collateral. Due to Minden Building and Loan's implementation of a strategy to diversify its loan portfolio into commercial and consumer loans, it reallocated its allowance for loan losses in 2001. In determining the amount of the allowance for loan losses, management considers its lower risk exposure as a result of its predominant single-family lending and the correspondingly low historical charge-off experience.

         While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

         The following table sets forth information concerning the allocation of Minden Building and Loan's allowance for loan losses by loan categories at the dates indicated.

                                                                         December 31,
                                                      -------------------------------------------------------
                                                             2001                          2000
                                                      ------------------------       ------------------------
                                                                   Percent of                    Percent of
                                                                 Loans in Each                  Loans in Each
                                                                  Category to                    Category to
                                                      Amount      Total Loans        Amount       Total Loans
                                                      ------      -----------        ------       -----------
                                                                        (Dollars in Thousands)
Allocated:
Real estate loans:
  One-to-four family...................                $500          80.96%           $876          92.20%
  Commercial...........................                 182           7.65              --           3.36
  Construction.........................                  24           2.61              --           1.95
Commercial business....................                  40           1.90              --           0.25
Consumer loans.........................                 120           6.88              --           2.24
Other..................................                   5             --              --             --
                                                       ----         ------            ----         ------
     Total.............................                $871         100.00%           $876         100.00%
                                                       ====         ======            ====         ======

         The following table sets forth an analysis of Minden Building and Loan's allowance for loan losses and other ratios at or for the dates indicated.

                                                  Year Ended December 31,
                                                  -----------------------
                                                   2001            2000
                                                   ----            ----
                                                   (Dollars in Thousands)
Total loans outstanding..............            $42,531         $30,772
Average loans outstanding, net.......             35,141          28,224
Balance at beginning of period.......                876             911
CHARGE-OFFS:
Real estate loans:
  One-to four-family.................                  5              35
  Commercial.........................                 --              --
  Construction.......................                 --              --
Commercial business..................                 --              --
Consumer loans.......................                 --              --
                                                  ------          ------
     Total charge-offs...............                  5              35
                                                  ------          ------
RECOVERIES:
Real estate loans:
  One-to four-family.................                 --              --
  Commercial.........................                 --              --
  Construction.......................                 --              --
Commercial business..................                 --              --
Consumer loans.......................                 --              --
                                                  ------          ------
     Total recoveries................                 --              --
                                                  ------          ------
Net charge-offs......................                  5              35
Provision for losses on loans........                 --              --
                                                  ------          ------
Balance at end of period.............            $   871         $   876
                                                  ======          ======
Allowance for loan losses as a
  percent of total loans outstanding.               2.07%           2.85%
                                                  ======          ======
Allowance for loan losses as a
  percent of total non-performing
  loans(1)...........................             206.89%         230.53%
                                                  ======          ======
Ratio of net charge-offs to
  average loans outstanding, net.....               0.01%           0.12%
                                                  ======          ======

-------------------------
(1) Total non-performing loans consist of total nonaccruing loans and accruing loans delinquent 90 days or more.

INVESTMENT SECURITIES

         Minden Building and Loan has authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, certain bankers' acceptances and federal funds. Minden Building and Loan's investment strategy is established by the board of directors.

         The following table sets forth information relating to the amortized cost and fair value of Minden Building and Loan's mortgage-backed and other securities.

                                                                     December 31,
                                                 --------------------------------------------------------
                                                            2001                            2000
                                                 ------------------------       -------------------------
                                                 Amortized                      Amortized
                                                   Cost        Fair Value        Cost          Fair Value
                                                   ----        ----------        ----          ----------
                                                                     (In Thousands)
       Held to maturity:
          U.S. Government and agencies..         $   800         $   806        $ 8,600            $ 8,587
          Mortgage-backed securities....           2,937           3,019          4,558              4,538
       Available for sale:
          Mutual fund...................           3,634           3,631          1,063              1,056
          Mortgage-backed securities....           6,560           6,617          1,950              1,991
          FHLMC stock...................              16           1,039             16              1,094
                                                 -------         -------        -------            -------
          Total.........................         $13,947         $15,112        $16,187            $17,266
                                                 =======         =======        =======            =======


      The following table sets forth the amount of Minden Building and Loan's mortgage-backed and investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2001. The amounts reflect fair value of Minden Building and Loan's securities at December 31, 2001.

                                                                        Contractually Maturing
                                   ------------------------------------------------------------------------------------------------

                                             Weighted              Weighted                Weighted               Weighted
                                   Under 1   Average               Average                 Average     Over 10     Average
                                     Year      Yield    1-5 Years    Yield     6-10 Years    Yield       Years      Yield     Total
                                     ----      -----    ---------    -----     ----------    -----       -----      -----     -----
                                                                  (Dollars in Thousands)
 U.S. Government and agencies.       $500       6.02%    $  306       5.44%        $ --         --%     $   --        --%   $   806
 Mortgage-backed securities...         29       6.40      1,445       6.24          274       5.86       7,888      6.36      9,636
                                     ----                ------                    ----                 ------              -------
   Total......................       $529       6.04%    $1,751       6.10%        $274       5.86%     $7,888      6.36%   $10,442
                                     ====                ======                    ====                 ======              =======


         Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, I.E., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         The mortgage-backed securities of Minden Building and Loan consist of Ginnie Mae securities, Freddie Mac securities and Fannie Mae securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S.

Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

         In addition to investments in various types of mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, Minden Building and Loan also invests in a mutual fund that invests primarily in adjustable rate mortgage-backed and mortgage-related securities issued by those same entities as well as in securities of that type issued by private companies. As of December 31, 2001, Minden Building and Loan had a $3.6 million investment in this mutual fund.

         Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Minden Building and Loan.

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of Minden Building and Loan's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and investment securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         DEPOSITS. Deposits are attracted by Minden Building and Loan principally from Webster Parish. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Minden Building and Loan obtains deposits primarily from residents of Louisiana. Minden Building and Loan has not solicited deposits from outside Louisiana or paid fees to brokers to solicit funds for deposit.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. Minden Building and Loan attempts to control the flow of deposits by pricing its accounts.

         The following table shows the distribution of and certain other information relating to Minden Building and Loan's deposits by type as of the dates indicated.

                                                                 December 31,
                                                  -------------------------------------------------
                                                          2001                        2000
                                                  --------------------       ----------------------
                                                               Percent                      Percent
                                                                 of                            of
                                                  Amount      Deposits       Amount         Deposits
                                                  ------      --------       ------         --------
                                                             (Dollars in Thousands)
Transaction accounts:
  Demand deposits....................            $ 4,560         9.90%      $ 2,155            6.00%
  Savings deposits...................              6,367        13.82         4,398           12.23
                                                 -------       ------       -------          ------
    Total transaction accounts.......             10,927        23.72         6,553           18.23
                                                 -------       ------       -------          ------
Certificate accounts:
  0.00% - 3.99%......................              8,544        18.55            --              --
  4.00% - 4.99%......................             11,459        24.87            --              --
  5.00% - 5.99%......................             10,312        22.38        19,215           53.46
  6.00% - 6.99%......................              4,721        10.25        10,077           28.03
  7.00% - 7.99%......................                107         0.23           100            0.28
                                                 -------       ------       -------          ------
    Total certificate accounts.......             35,143        76.28        29,392           81.77
                                                 -------       ------       -------          ------
    Total deposits...................            $46,070       100.00%      $35,945          100.00%
                                                 =======       ======        ======          ======

         The following table sets forth the savings activities of Minden Building and Loan during the periods indicated.

                                                                   Year Ended December 31,
                                                                -----------------------------
                                                                  2001                  2000
                                                                  ----                  ----
                                                                        (In Thousands)
Total deposits at beginning of period.........                  $35,945               $38,378
Net deposits (withdrawals)....................                    8,288                (4,152)
Interest credited.............................                    1,837                 1,719
                                                                -------               -------
  Total deposits at end of period.............                  $46,070               $35,945
                                                                =======               =======


         The following table shows the interest rate and maturity information for Minden Building and Loan's certificates of deposit at December 31, 2001.

                                                                   Maturity Date
                            ---------------------------------------------------------------------------------------
  Interest Rate             One Year or Less       Over 1-2 Years     Over 2-3 Years      Over 3 Years        Total
  -------------             ----------------       --------------     --------------      ------------        -----
                                                                     (In Thousands)
0.00% - 3.99%                      $ 7,953             $  587               $  4              $  --         $ 8,544
4.00% - 4.99%                        8,817              2,393                249                 --          11,459
5.00% - 5.99%                        7,194              3,118                 --                 --          10,312
6.00% - 6.99%                        3,518              1,203                 --                 --           4,721
7.00% - 7.99%                          107                 --                 --                 --             107
                                   -------             ------               ----              -----         -------
  Total                            $27,589             $7,301               $253              $  --         $35,143
                                   =======             ======               ====              =====         =======

         As of December 31, 2001, the aggregate amount of outstanding certificates of deposit at Minden Building and Loan in amounts greater than or equal to $100,000, was approximately $6.2 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                                                    December 31, 2001
                                                                                    -----------------
                                                                                     (In Thousands)
3 months or less........................................................                 $  910
Over 3 months through 6 months..........................................                  1,874
Over 6 months through 12 months.........................................                  1,789
Over 12 months..........................................................                  1,646
                                                                                          -----
                                                                                         $6,219
                                                                                         ======

         BORROWINGS. Minden Building and Loan may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

         As of December 31, 2001, Minden Building and Loan was permitted to borrow up to an aggregate total of $22.5 million from the Federal Home Loan Bank of Dallas. Minden Building and Loan had $3.0 million and $3.4 million of Federal Home Loan Bank advances outstanding at December 31, 2001 and December 31, 2000, respectively.

         The following table shows certain information regarding the short term borrowings of Minden Building and Loan at or for the dates indicated:

                                                                                 At or for the Year Ended
                                                                                        December 31,
                                                                                --------------------------
                                                                                2001                  2000
                                                                                ----                  ----
                                                                                  (Dollars in Thousands)
Federal Home Loan Bank advances:
     Average balance outstanding............................                    $1,640              $  968
     Maximum amount outstanding at any
       month-end during the period..........................                     3,100               3,400
     Balance outstanding at end of period...................                     3,000               3,400
     Average interest rate during the period................                      3.94%               6.61%
     Weighted average interest rate at end of period........                      2.22                6.63

NO SUBSIDIARIES

         At December 31, 2001, Minden Building and Loan had no subsidiaries.

TOTAL EMPLOYEES

         Minden Building and Loan had 12 full-time employees and one part-time employee at December 31, 2001. None of these employees are represented by a collective bargaining agent, and Minden Building and Loan believes that it enjoys good relations with its personnel.

MARKET AREA

         Minden Building and Loan has one office located in Minden, Louisiana, which is located approximately 31 miles from Shreveport, Louisiana. Minden Building and Loan's primary market area consists of Webster Parish, Louisiana and is predominantly rural. The economy in Minden Building and Loan's primary market area is fairly diversified, with services, wholesale and retail trade, manufacturing and government constituting the basis of the economy. The largest employer in Webster Parish is a manufacturer of concrete modular facilities.

         The population of Webster Parish in 2000 was approximately 42,000. The population growth rate for Webster Parish has been slightly negative since 1990. The projected population growth rate is less than the projected rates for Louisiana and the United States. Average household income for Webster Parish is below Louisiana and national averages. In 2000, the unemployment rate for Webster Parish was approximately 6.2%. Although Webster Parish's unemployment rate has improved in recent years, it was higher than the overall unemployment rate for the United States in 2000.

COMPETITION

         Minden Building and Loan faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Minden Building and Loan faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Minden Building and Loan does not rely upon any individual group or entity for a material portion of its deposits. The ability of Minden Building and Loan to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         Minden Building and Loan's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Minden Building and Loan competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

PROPERTIES

         The following table sets forth certain information relating to Minden Building and Loan's offices at December 31, 2001.

                                                                       Net Book Value of
                                                                         Property and
                                                         Lease             Leasehold
                                         Owned or     Expiration        Improvements at           Deposits at
Location                                  Leased         Date          December 31, 2001       December 31, 2001
--------                                  ------         ----          -----------------       -----------------
                                                                  (In Thousands)
415 Main Street                            Owned          NA                  $1,956                $46,070
Minden, Louisiana

422 Broadway (1)                           Owned          NA                  $  125                     NA
Minden, Louisiana

------------------------
(1) This site is Minden Building and Loan's previous office building. It is currently used by Minden Building and Loan only as a storage facility.

NO MATERIAL LEGAL PROCEEDINGS

         Minden Building and Loan is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Minden Building and Loan.


                                   REGULATION

         THE FOLLOWING DISCUSSION OF CERTAIN LAWS AND REGULATIONS WHICH ARE APPLICABLE TO US, MINDEN BUILDING AND LOAN AND MINDEN MUTUAL, AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, SUMMARIZES THE ASPECTS OF SUCH LAWS AND REGULATIONS WHICH ARE DEEMED TO BE MATERIAL TO US, MINDEN BUILDING AND LOAN AND MINDEN MUTUAL. HOWEVER, THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

MINDEN BANCORP, INC.

         HOLDING COMPANY ACQUISITIONS. Upon completion of the reorganization, we will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

         The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         HOLDING COMPANY ACTIVITIES. We will operate as a unitary savings and loan holding company. Under prior law, a unitary savings and loan holding company was not generally restricted as to the types of business activities in which it may engage, provided it continued to be a qualified thrift lender. See "- Minden Building and Loan Association - Qualified Thrift Lender Test." The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for financial holding companies under the law or for multiple savings and loan holding companies. We will not qualify for the grandfather-clause exemption and will be limited to the activities permissible for financial holding companies or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation.

         Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. Minden Building and Loan must notify the Office of Thrift Supervision 30 days before declaring any dividend to us. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution. See "- Minden Building and Loan Association - Capital Distributions."

         RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and Office of Thrift Supervision regulations. Affiliates of a savings institution include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

         In general, the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, a savings institution may not:

         o make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

         o purchase or invest in securities of an affiliate other than shares of a subsidiary;

         o        purchase a low-quality asset from an affiliate; or

         o engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         Office of Thrift Supervision regulations generally exclude all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the Office of Thrift Supervision or the Federal Reserve Board decides to treat such subsidiaries as affiliates. Office of Thrift Supervision regulations also provide that certain classes of savings institutions may be required to give the Office of Thrift Supervision prior notice of affiliate transactions.

         WAIVERS OF DIVIDENDS BY MINDEN MUTUAL. Office of Thrift Supervision regulations require Minden Mutual to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from us. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for


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declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Minden Mutual will waive dividends paid by us. Under Office of Thrift Supervision regulations, public stockholders would not be diluted because of any dividends waived by Minden Mutual (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Minden Mutual converts to stock form.

         FEDERAL SECURITIES LAWS. We have filed with the SEC a registration statement under the Securities Act of 1933 for the registration of our common stock to be issued pursuant to the reorganization. Upon consummation of the reorganization, we intend to register our common stock with the SEC under
Section 12(g) of the Securities Exchange Act of 1934. We will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to Office of Thrift Supervision regulations and the plan of stock issuance, we have agreed to maintain such registration for a minimum of three years following the reorganization.

         The registration under the Securities Act of the shares of common stock to be issued in the reorganization does not cover the resale of such shares. Shares of common stock purchased by persons who are not our affiliates may be sold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. If we meet the current public information requirements of Rule 144 under the Securities Act, each of our affiliates who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of our outstanding shares or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

MINDEN BUILDING AND LOAN ASSOCIATION

         GENERAL. As part of the reorganization, Minden Building and Loan will convert from a Louisiana-chartered mutual building and loan association to a Louisiana-chartered stock building and loan association. The Louisiana Office of Financial Institutions will be Minden Building and Loan's chartering authority and the Office of Thrift Supervision will be its primary federal regulator. The Louisiana Office of Financial Institutions and the Office of Thrift Supervision have extensive authority over the operations of Louisiana-chartered savings institutions. As part of this authority, Louisiana-chartered savings institutions are required to file periodic reports with the Louisiana Office of Financial Institutions and the Office of Thrift Supervision and are subject to periodic examinations by the Louisiana Office of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC"). Minden Building and Loan also is subject to regulation by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund ("SAIF").

         The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

         INSURANCE OF ACCOUNTS. The deposits of Minden Building and Loan are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC


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determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

         SAIF-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital-"well capitalized," "adequately capitalized," and "undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. Assessment rates for insured institutions are determined semi-annually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

         In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation, a federal agency established to recapitalize the predecessor to the SAIF. During 1999, payments for SAIF members approximated 6.1 basis points, while Bank Insurance Fund members paid 1.2 basis points. Since January 1, 2000, there has been equal sharing of Financing Corporation payments between members of both insurance funds.

         The FDIC may terminate the deposit insurance of any insured depository institution, including Minden Building and Loan, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of Minden Building and Loan's deposit insurance.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         Current Office of Thrift Supervision capital standards require savings institutions to satisfy three different capital requirements:

         o "tangible" capital equal to at least 1.5% of adjusted total assets,

         o "core" capital equal to at least 3.0% of adjusted total assets, and

         o "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets.

         Core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Minden Building and Loan had no intangible assets at December 31, 2001. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect Minden Building and Loan's regulatory capital.

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


         In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

         Office of Thrift Supervision rules require that an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the market value of its assets. The rule also authorizes the Office of Thrift Supervision to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Office of Thrift Supervision indicated that it would waive the capital deductions for institutions with greater than "normal" risk until the Office of Thrift Supervision published an appeals process. On August 21, 1995, the Office of Thrift Supervision established (1) an appeals process to handle "requests for adjustments" to the interest rate risk component and (2) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The Office of Thrift Supervision also indicated that it would continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process.

         Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

         At December 31, 2001, Minden Building and Loan exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 17.6%, 17.6% and 35.5%, respectively.

         Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         PROMPT CORRECTIVE ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

                                                       Total                   Tier 1                 Tier 1
              Capital Category                   Risk-Based Capital      Risk-Based Capital      Leverage Capital
              ----------------                   ------------------      ------------------      ----------------
Well capitalized                                    10% or more              6% or more             5% or more

Adequately capitalized                               8% or more              4% or more             4% or more

Undercapitalized                                    Less than 8%            Less than 4%           Less than 4%

Significantly undercapitalized                      Less than 6%            Less than 3%           Less than 3%

         In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At December 31, 2001, Minden Building and Loan was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         SAFETY AND SOUNDNESS GUIDELINES. The Office of Thrift Supervision and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Minden Building and Loan believes that it is in compliance with these guidelines and standards.

         LIQUIDITY. All savings institutions are required to maintain a sufficient amount of liquid assets to ensure their safe and sound operation.

         CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 ("CRA") and related regulations of the Office of Thrift


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Supervision to help meet the credit needs of their communities, including low-
and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

         QUALIFIED THRIFT LENDER TEST. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the second prong of the QTL test set forth in the HOLA, as described below. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations:

         o the institution may not engage in any new activity or make any new investment, unless such activity or investment is permissible for a national bank;

         o the branching powers of the institution shall be restricted to those of a national bank;

         o the institution shall not be eligible to obtain any new advances from its FHLB, other than special liquidity advances with the approval of the Office of Thrift Supervision; and

         o payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         Currently, the prong of the QTL test that is not based on the Internal Revenue Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement include:

         o loans made to purchase, refinance, construct, improve or repair domestic residential housing;

         o        home equity loans;

         o        most mortgage-backed securities;

         o        stock issued by one of the 12 Federal Home Loan Banks; and

         o        direct or indirect obligations of the FDIC.

In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans (limited to 10% of total portfolio assets); and stock issued by Freddie Mac or Fannie Mae. Portfolio assets consist of total assets minus the sum of (1) goodwill and other intangible assets, (2) property used by the savings institution to conduct its business, and (3) liquid assets up to 20% of the institution's total assets. At December 31, 2001, the qualified thrift investments of Minden Building and Loan were approximately 90.7% of its portfolio assets.

         FEDERAL HOME LOAN BANK SYSTEM. Minden Building and Loan is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (I.E., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At December 31, 2001, Minden Building and Loan had $3.0 million of FHLB advances.

         As a member, Minden Building and Loan is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At December 31, 2001, Minden Building and Loan had $458,000 in FHLB stock, which was in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

         LOUISIANA REGULATION. As a Louisiana-chartered building and loan association, Minden Building and Loan also is subject to regulation and supervision by the Louisiana Office of Financial Institutions. Minden Building and Loan is required to file periodic reports with and is subject to periodic examinations at least once every four years by the Louisiana Office of Financial Institutions. In addition, Minden Building and Loan is required by Louisiana law and regulations to comply with certain reserve and capital requirements. At December 31, 2001, Minden Building and Loan was in compliance with all applicable reserve and capital requirements.

         Louisiana law and regulations also restrict the lending and investment authority of Louisiana-chartered savings institutions. Such laws and regulations restrict the amount a Louisiana-chartered building and loan association can lend to any one borrower to an amount which, in the aggregate, does not exceed the lesser of (i) 10% of the association's savings deposits or (ii) the sum of the association's paid-in capital, surplus, reserves for losses, and undivided profits. Federal regulations, however, impose more restrictive limitations on loans to one borrower. See "Business of Minden Building and Loan Association - Minden Building and Loan's Lending Activities." Notwithstanding the foregoing, Louisiana and federal law permits any such association to lend to any one borrower an aggregate amount of at least $500,000.

         In addition, Louisiana law restricts the ability of Louisiana-chartered building and loan associations to invest in, among other things, (i) commercial real estate loans (including commercial construction real estate loans) up to 40% of total assets; (ii) real estate investments for other than the association's offices up to 10% of total assets; (iii) consumer loans, commercial paper and corporate debt securities up to 30% of total assets; (iv) commercial, corporate, business or agricultural loans up to 10% of total assets;
(v) tangible movable property, or leases thereon, up to 10% of total assets; and
(v) capital stock, obligations and other securities of service organizations up to 10% of total assets. Louisiana law also sets forth maximum loan-to-value ratios with respect to various types of loans. Applicable federal regulations impose more restrictive limitations in certain instances. See "Business of Minden Building and Loan Association - Minden Building and Loan's Lending Activities."

         The investment authority of Louisiana-chartered building and loan associations is broader in many respects than that of federally chartered savings associations. However, state-chartered savings associations, such as Minden Building and Loan, are generally prohibited from acquiring or retaining any equity investment, other than certain investments in service corporations, of a type or in an amount that is not permitted for a federally chartered savings association. This prohibition applies to equity investments in real estate, investments in equity securities and any other investment or transaction that is in substance an equity investment, even if the transaction is nominally a loan or other permissible transaction. At December 31, 2001, Minden Building and Loan was in compliance with such provisions.

         Furthermore, state-chartered savings associations may not engage as principal in any activity not permitted for federal associations unless the FDIC has determined that such activity would pose no significant risk to the affected deposit insurance fund and the association is in compliance with the fully phased-in capital standards prescribed under federal regulations. When certain activities are permissible for a federal association, the state association may engage in the activity in a higher amount if the FDIC has not determined that such activity would pose a significant risk of loss to the affected deposit insurance fund and the association meets the fully phased-in capital requirements. This increased investment authority does not apply to investments in nonresidential real estate loans. At December 31, 2001, Minden Building and Loan had no investments which were affected by the foregoing limitations.

         Under Louisiana law, a Louisiana-chartered building and loan association may establish or maintain a branch office anywhere in Louisiana with prior regulatory approval. In addition, an out-of-state building and loan association or holding company may acquire a Louisiana-chartered building and loan association or holding company if the Louisiana Office of Financial Institutions determines that the laws of such other state permit a Louisiana-chartered building and loan association or holding company to acquire a building and loan association or holding company in such other state. Any such acquisition would require the out-of-state entity to apply to the Louisiana Office of Financial Institutions and receive approval from the Louisiana Office of Financial Institutions.

MINDEN MUTUAL HOLDING COMPANY

         Upon completion of the reorganization, Minden Mutual will become a federal mutual holding company within the meaning of Section 10(o) of the HOLA. As such, Minden Mutual will be required to register with and be subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Minden Mutual and its non-savings bank subsidiaries, if any. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank. Minden Mutual will be subject to the same activities limitations to which Minden Bancorp is subject. See "- Minden Bancorp, Inc."


                                    TAXATION

FEDERAL TAXATION

         GENERAL. We and Minden Building and Loan are subject to the corporate tax provisions of the Internal Revenue Code, and Minden Building and Loan is subject to certain additional provisions which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of us and Minden Building and Loan and is not a comprehensive discussion of the tax rules applicable to us and Minden Building and Loan.

         FISCAL YEAR. Minden Building and Loan currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

         BAD DEBT RESERVES. In August 1997, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. Minden Building and Loan must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 2001, Minden Building and Loan did not have any post-1987 excess reserves. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in Minden Building and Loan's deferred tax liability.

         At December 31, 2001, the federal income tax reserves of Minden Building and Loan included $1.1 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of Minden Building and Loan in connection with the reorganization, the retained earnings of Minden Building and Loan are substantially restricted.

         DISTRIBUTIONS. If Minden Building and Loan were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Minden Building and Loan to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,

         o        it is in redemption of shares,

         o        it is pursuant to a liquidation of the institution, or

         o in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. Tax preference items include the following:

         o        depreciation, and

         o        75% of the excess (if any) of

                  (1) adjusted current earnings as defined in the Internal Revenue Code, over

                  (2) AMTI determined without regard to this preference and prior to reduction by net operating losses.

         CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

         OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Minden Building and Loan.

         Minden Building and Loan's federal income tax returns for the tax years ended 2001, 2000 and1999 are open under the statute of limitations and are subject to review by the IRS. Minden Building and Loan has not been audited by the Internal Revenue Service during the last five years.

STATE TAXATION

         We are subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, "Louisiana taxable income" means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, Minden Building and Loan will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company's stock. The formula for deriving the assessed value is to calculate 15% of the sum of:

         (a)      20% of our capitalized earnings, plus

         (b)      80% of our taxable stockholders' equity, minus

         (c)      50% of our real and personal property assessment.

Various items may also be subtracted in calculating a company's capitalized earnings. Minden Building and Loan believes that the Louisiana Shares Tax will result in a material tax liability following the reorganization.


                                   MANAGEMENT

MANAGEMENT OF MINDEN BANCORP, INC.

         Our board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. None of our directors are related to any of Minden Building and Loan's other directors or executive officers by first cousin or closer, except A. Loye Jones who is the uncle of Michael W. Wise. The following table sets forth certain information regarding our directors, all of whom are also directors of Minden Building and Loan.

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

                                                                                           Director of
                                                                                              Minden
                                          Position with Minden Building and Loan and       Building and    Year
                                                Principal Occupation During the                Loan        Term
          Name                 Age(1)                   Past Five Years                        Since      Expires
          ----                 ------    ---------------------------------------------     ------------   -------
Russell A. Adams                 76      Director and Secretary. Retired. Previously,           1960      [2003
                                         served as managing officer of Minden Building
                                         and Loan Association, Minden, Louisiana.

John B. Benton, Jr.              77      Director. Retired. Previously, a partner in            1962      2003
                                         the law firm of Kitchens Benton Kitchens and
                                         Warren, Minden, Louisiana.

John P. Collins                  55      Director. Owner and President of A.J. Price,           2000      2005
                                         Inc., an auto parts store, Minden, Louisiana.

A. David Evans                   60      Director, President and Chief Executive                1989      2004
                                         Officer since July 1989.

A. Loye Jones                    70      Director. Owner and pharmacist of Loye's               1981      2004
                                         Pharmacy, Minden, Louisiana.

F. Dare Lott, Jr.                51      Director. Veterinarian with the Minden                 1981      2005
                                         Animal Clinic, Minden, Louisiana.

Enos C. McClendon, Jr.           85      Director. Retired. Previously, served as a             1955      2003
                                         District Judge for the State of Louisiana.

Michael W. Wise                  43      Director. Certified public accountant                  2000      2005
                                         with Jamieson Wise and Martin, Minden,
                                         Louisiana.

R.E. Woodard, III                49      Director. Self-employed certified                      2000      2004]
                                         financial planner, Minden, Louisiana.

-------------------
(1)      Age as of December 31, 2001.

         Initially, our directors will not be compensated by us but will serve with and be compensated by Minden Building and Loan. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Minden Building and Loan. We may determine that such compensation is appropriate in the future.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Becky T. Harrell, age 50 years, has been the Chief Financial Officer and Treasurer of Minden Building and Loan since July 1997, and has served with Minden Building and Loan since 1976.

         Michael P. Burton, age 41, has been the Senior Loan Officer of Minden Building and Loan since April 2001. Previously, Mr. Burton served as a loan officer with another local financial institution, Minden Bank.

         Our executive officers are elected annually and hold office until his or her successor has been elected and qualified or until death, resignation or removal by the board of directors.

MANAGEMENT OF MINDEN BUILDING AND LOAN

         The directors and executive officers of Minden Building and Loan are the same as our directors and executive officers. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and executive officers is set forth under "- Management of Minden Bancorp, Inc." Minden Building and Loan's stock charter will require that the board of directors be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually. The persons who serve as directors of Minden Building and Loan also will serve as directors of Minden Bancorp and Minden Mutual after completion of the reorganization.

BOARD MEETINGS AND COMMITTEES

         Regular meetings of the board of directors of Minden Building and Loan are held monthly and special meetings of the board of directors of Minden Building and Loan are held as needed. There were 15 meetings of the board of directors of Minden Building and Loan held during the year ended December 31, 2001. No director attended fewer than 75% of the total number of meetings of the board of directors of Minden Building and Loan held during 2001, or the total number of meetings held by all committees of the Board on which the director served during such year.

         The board of directors has a separate Audit Committee, Investment Committee, Loan Committee and Human Resources Committee.

         Minden Building and Loan has an Audit Committee. The Audit Committee reviews audit reports prepared by independent auditors, recommends appointment of outside auditors, reviews internal audits, approves investments and reviews information systems operations and security procedures. The Audit Committee, composed of Messrs. Evans, Lott, Jones and Wise, met five times during 2001.

         The Human Resources Committee will determine the compensation levels of the Chief Executive Officer and the other officers by reviewing published studies of compensation paid to executives performing similar duties for financial institutions. The Human Resources Committee also nominates candidates to the board of directors of Minden Building and Loan. The Human Resources Committee, composed of Messrs. Evans, Jones, Lott, Wise and Woodard, met three times during 2001.

DIRECTORS' COMPENSATION

         Each outside director of Minden Building and Loan receives $800 for each regular meeting of the board of directors. Each outside director also receives an annual bonus at the end of each fiscal year. For 2001, each outside director received an annual bonus of $5,000. Directors receive no additional compensation for service on other committees.

EXECUTIVE COMPENSATION

         The following table shows the compensation paid by Minden Building and Loan to its President and Chief Executive Officer for the year ending December 31, 2001. No other executive officer of Minden Building and Loan received a salary and bonus of $100,000 or more during fiscal 2001.

                                                                Annual Compensation
                                                  -------------------------------------------------
         Name and Principal
              Position                   Year       Salary(1)           Bonus          Other(2)
-------------------------------------- ---------- --------------- ------------------ --------------
A. David Evans                           2001         $110,200         $18,000        $12,760
   President and Chief Executive
   Officer

---------------------
(1)      Includes director's fees.

(2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Evans. The costs to Minden Building and Loan of providing such benefits during 2001 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of the individual executive officer. The amount of other compensation consists of contributions by Minden Building and Loan to Mr. Evans' account under its 401(k) plan.

EMPLOYMENT AGREEMENTS

         We and Minden Building and Loan, as employers, intend to enter into employment agreements with each of our executive officers, A. David Evans, Becky
T. Harrell and Michael P. Burton, when the reorganization is completed. The employers have agreed to employ Mr. Evans as President and Chief Executive Officer for a term of three years. The employers also have agreed to employ Ms. Harrell as Treasurer and Chief Financial Officer and Mr. Burton as Senior Loan Officer, each for a term of two years. The agreements provide that Messrs. Evans and Burton and Ms. Harrell will initially be paid a salary of $______, $_______ and $ _______, respectively. The employment agreements will be reviewed annually. The term of each employment agreement will be extended each year for a successive additional one-year period upon the approval of the Boards of Directors of the employers, unless either party elects, not less than 60 days prior to the annual anniversary date, not to extend the employment term.

         The employment agreements will be terminable with or without cause by the employers. The executive officers will have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the employers for cause, disability or retirement. The agreements provide for certain benefits in the event of each executive officer's death. In the event that (1) an executive officer terminates his or her employment because the employers either fail to comply with any material provision of the employment agreements or changes his or her title or duties, or (2) the employment agreements are terminated by the employers other than for cause, disability, retirement or death or by the executive officer as a result of certain adverse actions which are taken with respect to his or her employment following a change in control, as defined below, of either employer then the executive officer will be entitled to a cash severance. The amount of such cash severance will be equal to three times average annual compensation for the last five calendar years for Mr. Evans and two times average annual compensation for the last five calendar years for each of Ms. Harrell and Mr. Burton, plus the continuation of certain miscellaneous fringe benefits for each of the executive officers, subject to reduction pursuant to Section 280G of the Internal Revenue Code as set forth below in the event of a change in control.

         A change in control is generally defined in the employment agreements to include any change in control of us or Minden Building and Loan, as applicable, required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of its outstanding voting securities and (2) a change in a majority of its directors during any three-year period without the approval of at least two-thirds of the persons who were directors at the beginning of such period.

         The employment agreements provide that if any of the payments to be made under the employment agreements or otherwise upon termination of the executive officer's employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits will be reduced by the minimum amount necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employer which was includable in the recipient's gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and Minden Building and Loan will be able to deduct such payments as compensation expense for federal income tax purposes.

         Although the above-described employment agreements could increase the cost of any acquisition of control, we do not believe their terms would have a significant anti-takeover effect.

NEW STOCK BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN. We have established an employee stock ownership plan for our employees to become effective upon the reorganization. Our full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.

         As part of the reorganization, in order to fund the purchase of up to 8% of the common stock sold in the offering to persons other than Minden Mutual, we anticipate that our employee stock ownership plan will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to our employee stock ownership plan will be repaid principally from our contributions to our employee stock ownership plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by our employee stock ownership plan. The interest rate for our employee stock ownership plan loan is expected to be a fixed rate of 5.0%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by us or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by our employee stock ownership plan or additional contributions from us. The timing, amount and manner of future contributions to our employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from our employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount we might otherwise have contributed to our employee stock ownership plan. Upon the completion of three years of service, the account balances of participants within our employee stock ownership plan will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with Minden Building and Loan prior to adoption of our employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Our contributions to our employee stock ownership plan are not fixed, so benefits payable under our employee stock ownership plan cannot be estimated.

         Messrs. Lott, Wise and Woodard will serve as trustees of our employee stock ownership plan. Under our employee stock ownership plan, the trustees must generally vote all allocated shares held in our employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

         Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since our employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If our employee stock ownership plan purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to our employee stock ownership plan participants.

         Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the IRS and the Department of Labor.

         STOCK OPTION PLAN. Following consummation of the reorganization, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards may be granted to our directors and officers. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

         Under the stock option plan, the committee will determine which directors and officers will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

         At a meeting of our stockholders after the reorganization, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the reorganization, we intend to present the stock option plan to our stockholders, other than Minden Mutual, for approval and to reserve an amount equal to 10% of the shares of common stock sold in the reorganization to persons other than Minden Mutual (56,925 shares or 65,468 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the reorganization, no individual officer or employee of Minden Building and Loan may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option will be exercisable at any time on or after it vests. Each stock option that has vested will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

         At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

         Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

         RESTRICTED STOCK PLAN. After the reorganization, we intend to adopt a restricted stock plan for our directors and officers. The objective of the restricted stock plan will be to enable us to provide directors and officers with a proprietary interest in us as an incentive to contribute to our success. We intend to present the restricted stock plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the reorganization.

         The restricted stock plan will be administered by a committee of our board of directors, which will have the responsibility to invest all funds contributed to the trust created for the restricted stock plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the reorganization (22,770 shares or 26,186 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the restricted stock plan generally will be in the form of restricted stock vesting at a rate to be determined by our board of directors or a board committee. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the restricted stock plan, recipients of awards will be entitled to instruct the trustees of the restricted stock plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the restricted stock plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the restricted stock plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

         PROPOSED RULES. The Office of Thrift Supervision has proposed regulations which would allow subsidiaries (E.G., Minden Bancorp) of mutual holding companies to offer more shares under its stock benefit plans than is currently permitted. For example, if the proposed rule is adopted in its present form,

o our employee stock ownership plan could purchase up to 8% of 49% of the outstanding shares of our common stock, including those shares owned by Minden Mutual;

o the stock option plan could grant options to purchase up to 10% of 49% of the outstanding shares of our common stock, including those shares owned by Minden Mutual; and

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

o the restricted stock plan could award shares up to 4% of 49% of the outstanding shares of our common stock, including those shares owned by Minden Mutual.

         These proposed regulations have not yet been adopted and may not be adopted for the foreseeable future or at all, or if adopted, may permit funding of benefit plans in amounts different than those permitted under the proposal. In the event that the final regulations provide for stock benefit plans to be funded at higher levels than is currently permitted, it is our intention to fund these plans to the fullest extent allowed. In addition, the proposed regulations would permit a savings institution or mid-tier holding company to adopt a restricted stock plan and stock option plan at the time of the reorganization. Purchasers of the common stock would have to approve of such plans by a separate vote on their stock order form. Actual awards under the plans, however, could not be made until at least six months following completion of the reorganization.

INDEBTEDNESS OF MANAGEMENT AND RELATED PARTY TRANSACTIONS

         In the ordinary course of business, Minden Building and Loan makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 2001, Minden Building and Loan had 15 loans outstanding to directors and executive officers of Minden Building and Loan, or members of their immediate families. These loans totaled approximately $783,643, or approximately 6.9%, of Minden Building and Loan's total equity at December 31, 2001.


                      THE REORGANIZATION AND STOCK ISSUANCE

         MINDEN BUILDING AND LOAN'S BOARD OF DIRECTORS HAS ADOPTED THE PLAN OF REORGANIZATION AND PLAN OF STOCK ISSUANCE, AND THE OFFICE OF THRIFT SUPERVISION AND THE LOUISIANA OFFICE OF FINANCIAL INSTITUTIONS HAVE APPROVED THOSE PLANS, SUBJECT TO APPROVAL BY THE MEMBERS OF MINDEN BUILDING AND LOAN ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. NEITHER THE APPROVAL BY THE OFFICE OF THRIFT SUPERVISION NOR THE LOUISIANA OFFICE OF FINANCIAL INSTITUTIONS, HOWEVER, CONSTITUTES ITS RECOMMENDATION OR ENDORSEMENT OF THE REORGANIZATION AND STOCK ISSUANCE.

GENERAL

         On December 11, 2001, Minden Building and Loan's board of directors adopted the plan of reorganization and the related plan of stock issuance, pursuant to which Minden Building and Loan will reorganize into the mutual holding company form of organization as a wholly owned subsidiary of Minden Bancorp, which in turn will be a majority-owned subsidiary of Minden Mutual. In connection with the reorganization to a mutual holding company structure, we are offering up to 45% of our outstanding common stock to qualifying depositors of Minden Building and Loan, tax qualified employee plans of Minden Bancorp and Minden Building and Loan and other members of Minden Building and Loan in a subscription offering and to certain other persons in a community offering. See " - Subscription Offering and Subscription Rights" and "- Community Offering." Following receipt of all required regulatory approvals, the approval of the members of Minden Building and Loan entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization, Minden Building and Loan will consummate the reorganization. A special meeting of Minden Building and Loan's members has been called to vote upon the plan of reorganization which will be held on _______, 2002.

         In adopting the plan of reorganization, Minden Building and Loan's board of directors determined that the reorganization was advisable and in the best interests of its members and Minden Building and Loan. The board further determined that the interests of certain depositors in the net worth of Minden Building and Loan would be equitably provided for and that the reorganization would not have any adverse impact on the reserves and net worth of Minden Building and Loan.

         Pursuant to the plan of reorganization, the reorganization will be effected as follows, or in any other manner that is consistent with applicable federal and Louisiana law and regulations and the intent of the plan of reorganization:

         (i) Minden Building and Loan will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

         (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");

         (iii) Interim One will organize Minden Bancorp as a wholly owned subsidiary;

         (iv) Minden Building and Loan will convert its charter to a Louisiana stock building and loan association charter and Interim One will convert its charter to a federal mutual holding company charter to become Minden Mutual;

         (v) simultaneously with step (iv), Interim Two will merge with and into Minden Building and Loan with Minden Building and Loan as the resulting institution;

         (vi) all of the initially issued stock of Minden Building and Loan will be transferred to Minden Mutual in exchange for membership interests in Minden Mutual;

         (vii) Minden Mutual will contribute the capital stock of Minden Building and Loan to Minden Bancorp, and Minden Building and Loan will become a wholly owned subsidiary of Minden Bancorp; and

         (viii) contemporaneously with the reorganization, Minden Bancorp will sell a minority interest of its shares of common stock in a public offering, and Minden Mutual will retain a majority of Minden Bancorp's common stock.

         After completion of the reorganization, Minden Building and Loan in its stock form will continue to conduct its business and operations from the same office and with the same personnel as prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Minden Building and Loan's loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC to the same extent as they were prior to the reorganization.

         We expect to receive the approvals of the Office of Thrift Supervision and the Louisiana Office of Financial Institutions to become a savings and loan holding company and to own all of the common stock of Minden Building and Loan. We intend to retain 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Minden Building and Loan. Based on the minimum and maximum of the offering range, we intend to use approximately $336,600 and $455,400, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8% of the common stock, excluding shares owned by Minden Mutual. Minden Mutual initially will be capitalized with $100,000. Upon consummation of the reorganization, such capital will be used for general corporate purposes. The reorganization will not be completed unless we sell shares of common stock equal to our appraised value.

         The aggregate price of the shares of common stock to be issued in the reorganization will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $4,207,500 to $4,950,000. All shares of common stock to be issued and sold in the reorganization will be sold at the same price. The independent appraisal will be affirmed or,


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if necessary, updated before we complete the reorganization. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

         The following discussion summarizes the material aspects of the reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization and the plan of stock issuance. Copies of the plan of reorganization and the plan of stock issuance are available for inspection at the office of Minden Building and Loan and at the Office of Thrift Supervision. The plan of reorganization and the plan of stock issuance are also filed as exhibits to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF REORGANIZATION

         As a mutual building and loan association, Minden Building and Loan does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Minden Building and Loan will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The reorganization into the mutual holding company form of organization enables Minden Building and Loan to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form.

         The reorganization will result in an increase in our and Minden Building and Loan's capital base, which will support our and Minden Building and Loan's operations and enable Minden Building and Loan to compete more effectively with other financial institutions. In addition, the reorganization will permit Minden Building and Loan's customers and possibly other members of the local community and of the general public, to become equity owners and to share in our future. The reorganization will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets. The mutual holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

         After the reorganization, the unissued common and preferred stock authorized by our charter will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the current time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the restricted stock plan or upon exercise of stock options. After the reorganization, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel.
See "Management - New Stock Benefit Plans."

         The foregoing advantages of the reorganization could be achieved by Minden Building and Loan reorganizing into a wholly owned subsidiary of a stock form holding company rather than as a second-tier subsidiary of a mutual holding company. A standard conversion would free Minden Building and Loan from the capital raising restrictions resulting from the requirement that its mutual holding company maintain a majority ownership interest in Minden Bancorp. The board of directors of Minden Building and Loan, however, unanimously believes that the reorganization is in the best interests of Minden Building and Loan and its account holders. Savings institutions converting to stock form in a standard conversion must sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock. Consequently, the amount of equity capital that would be raised in a standard conversion is substantially more than the capital raised in a minority stock offering by a subsidiary of a mutual holding company, which makes it more difficult for the savings institution to maximize its return on equity. Moreover, a standard conversion would eliminate all aspects of the mutual form of


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organization. Consummation of the reorganization, however, does not foreclose the possibility of Minden Mutual converting from mutual to stock form in the future. The conversion of Minden Mutual is not being contemplated at this time.

         After considering the foregoing advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a standard conversion, the board of directors of Minden Building and Loan unanimously approved the reorganization as being advisable and in the best interests of Minden Building and Loan and its account holders.

EFFECTS OF REORGANIZATION

         GENERAL. Prior to the reorganization, each depositor in Minden Building and Loan had both a deposit account in the institution and a pro rata ownership interest in the net worth of Minden Building and Loan, which interest may only be realized in the event of a liquidation of Minden Building and Loan. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of Minden Building and Loan, which is lost to the extent that the balance in the account is reduced.

         Consequently, Minden Building and Loan depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Minden Building and Loan is liquidated. In the event of a liquidation, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Minden Building and Loan after other claims, including claims of depositors to the amount of their deposits, are paid.

         When Minden Building and Loan converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Minden Building and Loan, and Minden Building and Loan will become our wholly owned subsidiary. Our common stock and the common stock of Minden Building and Loan are separate and apart from deposit accounts of Minden Building and Loan and cannot be and are not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of our and Minden Building and Loan's common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in Minden Building and Loan.

         Following completion of the reorganization, all depositors who had liquidation rights with respect to Minden Building and Loan as of the effective date of the reorganization will continue to have such rights solely with respect to Minden Mutual. The liquidation rights will continue so long as a depositor continues to hold a deposit account with Minden Building and Loan. In addition, all persons who become depositors of Minden Building and Loan subsequent to the reorganization will have such liquidation rights with respect to Minden Mutual.

         CONTINUITY. While the reorganization is being accomplished, the normal business of Minden Building and Loan of accepting deposits and making loans will continue without interruption. Minden Building and Loan will continue to be subject to regulation by the Office of Thrift Supervision, the Louisiana Office of Financial Institutions and the FDIC. After the reorganization, Minden Building and Loan will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of Minden Building and Loan at the time of the reorganization will continue to serve as directors and officers of Minden Building and Loan after the reorganization. The directors and officers of Minden Bancorp and Minden Mutual will consist of the individuals currently serving as directors and officers of Minden Building and Loan.


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         EFFECT ON DEPOSIT ACCOUNTS. Under the plan of reorganization, each depositor in Minden Building and Loan at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Following the reorganization, each depositor of Minden Building and Loan will have both a deposit account in Minden Building and Loan and a pro rata ownership interest in the equity of Minden Mutual based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Minden Mutual. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account with Minden Building and Loan obtains a pro rata ownership interest in the equity of Minden Mutual without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Minden Mutual, which the depositor loses to the extent that his balance in the account is reduced. Consequently, depositors of Minden Mutual have no way to realize the value of their ownership interest in Minden Mutual, except in the unlikely event that Minden Mutual is liquidated.

         EFFECT ON LOANS. No loan outstanding from Minden Building and Loan will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of Minden Building and Loan are members of, and have voting rights in, Minden Building and Loan as to all matters requiring membership action. When we complete the reorganization, depositors will cease to be members and will no longer be entitled to vote at Minden Building and Loan's meetings. After the reorganization of Minden Building and Loan, Minden Bancorp will have all of the voting rights in Minden Building and Loan since we will be its sole stockholder. Exclusive voting rights with respect to Minden Bancorp will be vested in the holders of our common stock. Depositors of Minden Building and Loan will not have voting rights in Minden Bancorp after the reorganization, except to the extent that they become our stockholders.

         As a federally chartered mutual holding company, Minden Mutual will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts in Minden Building and Loan will become members of Minden Mutual entitled to vote on all questions requiring action by the members of Minden Mutual including, without limitation, election of directors of Minden Mutual. Members of Minden Building and Loan have granted proxies in favor of its board of directors which confer on the board of directors general authority to cast a member's vote on any and all matters presented to the members. These proxies, however, may not be voted by the board of directors in connection with the reorganization which will be voted on by members of Minden Building and Loan at a meeting of the members to be held on _________________. Federal regulations and the plan of reorganization provide that the revocable proxies that Minden Building and Loan members have granted to the board of directors will be transferred to the board of directors of Minden Mutual and confer authority to the Minden Mutual board of directors to vote on behalf of the members. Accordingly, the board of directors of Minden Mutual will, in effect, be able to govern the operations of Minden Mutual and Minden Bancorp, notwithstanding objections raised by members of Minden Mutual or stockholders of Minden Bancorp, so long as the board of directors has been appointed proxy for a majority of the outstanding votes of members of Minden Mutual and such proxies have not been revoked. In addition, all persons who become depositors of Minden Building and Loan following the reorganization will have membership rights with respect to Minden Mutual.

         TAX EFFECTS. To complete the reorganization, we must receive rulings or opinions with regard to federal and Louisiana income taxation which indicate that the reorganization will not be taxable for federal or Louisiana


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income tax purposes to us or the Eligible Account Holders or Supplemental
Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Louisiana income tax consequences of the reorganization. See "- Tax Aspects."

         EFFECT ON LIQUIDATION RIGHTS. In the event of a voluntary liquidation of Minden Building and Loan prior to the reorganization, holders of deposit accounts in Minden Building and Loan would be entitled to distribution of any assets of Minden Building and Loan remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the reorganization, the holder of Minden Building and Loan's common stock, I.E., Minden Bancorp, will be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Minden Building and Loan and, except through their liquidation interests in Minden Mutual, discussed below, holders of deposit accounts in Minden Building and Loan would have no interest in such assets.

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of Minden Mutual following consummation of the reorganization, holders of deposit accounts in Minden Building and Loan will be entitled, pro rata to the value of their accounts, to distribution of any assets of Minden Mutual remaining after the claims of all its creditors are satisfied. Stockholders of Minden Bancorp will have no liquidation or other rights with respect to Minden Mutual.

         In the event of a liquidation, dissolution or winding up of Minden Bancorp, each holder of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Minden Bancorp, a pro rata portion of all of our assets available for distribution to holders of our common stock.

         There currently are no plans to liquidate Minden Building and Loan, Minden Bancorp or Minden Mutual in the future.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The plan of stock issuance and federal regulations require that the aggregate purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Minden Building and Loan retained RP Financial, L.C. to make such a valuation. RP Financial will receive a fee of $20,000 for its services, which amount does not include a fee of $5,000 to be paid to RP Financial for assistance in the preparation of a business plan. Minden Building and Loan has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Minden Building and Loan to RP Financial unless RP Financial is determined to be negligent or otherwise at fault.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         o the present and projected operating results and financial condition of Minden Building and Loan and the economic and demographic conditions in its existing market area;

         o historical, financial and other information relating to Minden Building and Loan;

         o a comparative evaluation of the operating and financial statistics of Minden Building and Loan with those of other publicly traded subsidiaries of mutual holding companies;

         o        the aggregate size of the offering;

         o the impact of the reorganization on our stockholders' equity and earnings potential;

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         o        the proposed dividend policy of Minden Bancorp; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial advised us that as of March 8, 2002, the estimated pro forma market value of the common stock ranged from a minimum of $9,350,000 to a maximum of $12,650,000, with a midpoint of $11,000,000 (the estimated valuation range). The Board of Directors determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock conversions. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from between 935,000 shares to 1,265,000 shares, with a midpoint of 1,100,000 shares. The Board determined to offer 45% of such shares, or between 420,750 shares and 569,250 shares with a midpoint of 495,000 shares (the offering range), to depositors and the public pursuant to this prospectus. The 55% of the shares of our common stock that are not sold in the offering will be issued to our mutual holding company, Minden Mutual.

         The Board of Directors reviewed the independent valuation and, in particular, considered (i) Minden Building and Loan's financial condition and results of operations for the year ended December 31, 2001, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

         The independent valuation will be updated at the time of the completion of the offering. No sale of shares of common stock in the reorganization may be consummated unless RP Financial first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the reorganization. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

         Before we complete the reorganization, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 654,638 shares to reflect changes in market and financial conditions or to fill the order of our employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

         In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at Minden Building and Loan's passbook rate of interest, and withdrawal authorizations will be canceled. Any change in the offering range must be approved by the Office of Thrift Supervision. If the number of shares of common stock issued in the reorganization is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be


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given the opportunity to subscribe for the adjusted maximum number of shares, if applicable. See "- Limitations on Common Stock Purchases."

         An increase in the number of shares of common stock due to an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - An Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

         The appraisal report of RP Financial has been filed as an exhibit to our Registration Statement and Minden Building and Loan's applications to the Office of Thrift Supervision and the Louisiana Office of Financial Institutions, each of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. RP Financial did not independently verify the financial statements and other information provided by Minden Building and Loan, nor did RP Financial value independently the assets or liabilities of Minden Building and Loan. The independent valuation considers Minden Building and Loan as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will be able to sell such shares at prices at or above the purchase price.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the plan of reorganization and related plan of stock issuance, rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons in the following order of descending priority:

         (1)      Eligible Account Holders,

         (2)      Our employee stock ownership plan,

         (3)      Supplemental Eligible Account Holders,

         (4)      Other Members of Minden Building and Loan, and

         (5)      directors, officers and employees of Minden Building and Loan.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of stock of issuance and as described below under "- Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

         o        $150,000 (15,000 shares) of common stock offered,

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         o        one-tenth of one percent (0.10%) of the total offering of
                  shares in the Subscription Offering, or

         o 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case, as of the close of business on September 30, 2000 (the "Eligibility Record Date") and subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Minden Building and Loan or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 2000.

         PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. Our employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock sold to persons other than Minden Mutual, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock sold to persons other than Minden Mutual, or 33,660 shares and 45,540 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of Minden Building and Loan's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the reorganization is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), our employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the common stock sold to persons other than Minden Mutual. See "- Limitations on Common Stock Purchases" and "Risk Factors - An Increase in the Offering Range Would Be Dilutive."

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

         o        $150,000 (15,000 shares) of common stock offered,

         o one-tenth of one percent (0.10%) of the total offering of shares in the Subscription Offering, or

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         o        15 times the product (rounded down to the next whole number)
                  obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case, as of the close of business on [DECEMBER 31, 2001] (the "Supplemental Eligibility Record Date") and subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to the greater of:

         o        $150,000 (15,000 shares) of common stock offered, or

         o one-tenth of one percent (0.10%) of the total offering of shares in the Subscription Offering,

in each case, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the reorganization, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been fulfilled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

         PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Minden Building and Loan will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 24% of the shares of common stock offered in the Subscription Offering provided, however; that no director, officer or employee may purchase more than 5% of the shares of common stock offered. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of stock issuance as they may fall within higher priority categories, and the plan of stock issuance generally allows such persons to purchase in the aggregate up to 34% of common stock sold in the stock issuance. See "- Limitations on Common Stock Purchases."

         In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points


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assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with Minden Building and Loan, one point for each salary increment of $5,000 per annum and five points for each office currently held in Minden Building and Loan, including directorships. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Proposed Management Purchases."

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, Central Time, on _______, 2002 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The Subscription Offering may not be extended beyond ________, 2004. Subscription rights which have not been exercised prior to the Expiration Date (unless extended) will become void.

         We will not execute orders until completion of the offering period and at least the minimum number of shares of common stock (420,750 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Minden Building and Loan pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Minden Building and Loan, we may elect to offer such shares either during or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Webster Parish, Louisiana (such natural persons and trusts of natural persons referred to as "Preferred Subscribers"). The Community Offering may commence or terminate without notice. These persons, together with their associates, or a group of persons acting in concert may purchase up to the greater of:

         o        $150,000 (15,000 shares) of common stock, or

         o one-tenth of one percent (0.10%) of the total offering of shares in the Subscription Offering,

subject to the maximum purchase limitations. This amount may be increased at the sole discretion of Minden Building and Loan up to 5% of the total offering of shares in the Subscription Offering. See "- Limitations on Common Stock Purchases."

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the reorganization and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

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         THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE
COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

         PERSONS WILL BE DEEMED TO RESIDE IN WEBSTER PARISH IF THEY OCCUPY A DWELLING WITHIN THE PARISH AND ESTABLISH AN ONGOING PHYSICAL PRESENCE WITHIN IT, TOGETHER WITH AN INDICATION THAT SUCH PRESENCE IS NOT MERELY TRANSITORY IN NATURE. TO THE EXTENT THE PERSON IS A CORPORATION OR OTHER BUSINESS ENTITY, THE PRINCIPAL PLACE OF BUSINESS OR HEADQUARTERS SHALL BE IN THE PARISH IN WHICH THE CORPORATION OR BUSINESS ENTITY IS HEADQUARTERED. WE MAY UTILIZE DEPOSITOR OR LOAN RECORDS OR SUCH OTHER EVIDENCE PROVIDED TO US TO DETERMINE WHETHER A PERSON IS A RESIDENT OF WEBSTER PARISH. IN ALL CASES THE DETERMINATION OF RESIDENT STATUS WILL BE MADE BY US IN OUR SOLE DISCRETION.

SYNDICATED COMMUNITY OFFERING

         The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Trident Securities acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

         Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the reorganization. The amount of shares that any person, together with any associate, or group of persons acting in concert may purchase in the Syndicated Community Offering can not exceed $150,000 (15,000 shares) of common stock offered in the Subscription Offering. This amount may be increased to up to 5% of the total offering of shares in the Subscription Offering. See
"- Limitations on Common Stock Purchases." Orders for common stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares sold in the reorganization and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

         It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if we and Trident Securities believe that enough indications and orders have been received in the offering to consummate the reorganization, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at Minden Building and Loan's passbook savings rate until the reorganization is completed. In the event the reorganization is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.

         The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than 45 days after the Expiration Date, unless further extended with the consent of the Office of Thrift Supervision. The offering may not be extended beyond ________, 2004.

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PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of stock issuance reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         o the number of persons otherwise eligible to subscribe for shares under the plan of stock issuance who reside in such jurisdiction is small;

         o the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us, Minden Building and Loan or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

         o such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us, Minden Building and Loan or our officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

         The plan of stock issuance includes the following limitations on the number of shares of common stock which may be purchased in the offering.

                  (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

                  (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

                           o $150,000 (15,000 shares) of common stock offered,

                           o one-tenth of one percent (0.10%) of the total offering of shares in the Subscription Offering, or

                           o 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders;

in each case, as of the close of business on the Eligibility Record Date and subject to the overall limitation in clause (6) below;

                  (3) Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock sold to persons other than Minden Mutual, including any additional shares issued in the event of an increase in the offering range;

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                  (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

                           o $150,000 (15,000 shares) of common stock offered,

                           o one-tenth of one percent (0.10%) of the total offering of shares in the Subscription Offering, or

                           o 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders;

in each case, as of the close of business on the Supplemental Eligibility Record Date and subject to the overall limitation in clause (6) below;

                  (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase up to the greater of:

                           o $150,000 (15,000 shares) of common stock offered, or

                           o one-tenth of one percent (0.10%) of the total offering of shares in the Subscription Offering;

in each case, subject to the overall limitation in clause (6) below;

                  (6) Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the reorganization by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 5% of the shares of common stock offered in the Subscription Offering; and

                  (7) No more than 34% of the total number of shares offered for sale in the reorganization may be purchased by directors and officers of Minden Building and Loan and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Minden Building and Loan, the individual amount permitted to be subscribed for and the overall purchase limitations may be increased or decreased. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If such amount is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

         In the event of an increase in the total number of shares of common stock offered in the reorganization due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of stock issuance:

                  (1) to fill our employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;

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                  (2) in the event that there is an oversubscription by Eligible
         Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;

                  (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;

                  (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum;

                  (5) in the event there is an oversubscription by our directors, officers and employees, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the adjusted maximum; and

                  (6) to fill unfulfilled orders in the Community Offering to the extent possible, inclusive of the adjusted maximum.

         The term "associate" of a person is defined to include the following:

                  (a) any corporation or other organization (other than us, Minden Building and Loan, Minden Mutual or a majority-owned subsidiary of any of the same) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our or Minden Building and Loan's tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

                  (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or Minden Building and Loan, or any subsidiary thereof; and

                  (d) any person acting in concert with any of the persons or entities specified in clauses (a) through (c) above.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on Minden Building and Loan's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

         We have engaged Trident Securities, a Division of McDonald Investments Inc., as a financial advisor and marketing agent in connection with the offering of the common stock, and Trident Securities has agreed to use its best efforts to assist us in the solicitation of subscriptions and purchase orders for shares of common stock in the reorganization. Trident Securities is not obligated to purchase any shares of common stock. Trident Securities is a member of the National Association of Securities Dealers, Inc. and an SEC-registered broker-dealer. Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident Securities will provide various services including, but not limited to, (1) training and educating Minden Building


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and Loan's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Information Center to assist Minden Building and Loan's customers and internal stock purchasers and to keep records of orders for shares of common stock; and (3) targeting our sales efforts, including assisting in the preparation of marketing materials.

         Trident Securities will receive a fee of $85,000 payable upon consummation of the reorganization. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, Minden Building and Loan will pay to such selected dealers a fee at the commission rate to be agreed upon by Trident Securities and us, for shares sold by a National Association of Securities Dealers member firm pursuant to a selected dealers' agreement. Fees to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. We have agreed to indemnify Trident Securities, its officers, directors, employees and agents and each person, if any, who controls Trident Securities against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the reorganization, including liabilities under the Securities Act, except those that are due to Trident Securities' willful misconduct or gross negligence.

         Our directors and officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of Minden Building and Loan and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Trident Securities. Other employees of Minden Building and Loan may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Minden Building and Loan (which may be given by completing the appropriate blanks in the order form), must be received by Minden Building and Loan by 12:00 noon, Central Time, on the Expiration Date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

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         In order to ensure that Eligible Account Holders, Supplemental Eligible
Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 2000) or the Supplemental Eligibility Record Date [(DECEMBER 31, 2001)] and depositors as of the close of business on the Voting Record Date (_______, 2002) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.

         Payment for subscriptions may be made (1) in cash only if delivered in person at the main office of Minden Building and Loan Association, 415 Main Street, Minden, Louisiana 71055, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with Minden Building and Loan. Interest will be paid on payments made by cash, check or money order at Minden Building and Loan's passbook rate of interest from the date payment is received until the reorganization is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the reorganization.

         If a subscriber authorizes Minden Building and Loan to withdraw the amount of the purchase price from his deposit account, Minden Building and Loan will do so as of the effective date of the reorganization. Minden Building and Loan will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon consummation of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until consummation. The loan commitment may be from us or an unrelated financial institution.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at Minden Building and Loan. Persons with IRAs maintained at Minden Building and Loan must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

         Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Minden Building and Loan, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the reorganization. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations


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also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

         WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

TAX ASPECTS

         Completion of the reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. The following discussion includes all material federal tax aspects of the offering.

         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

         With respect to reorganization:

         1. The conversion of Minden Building and Loan to the stock form is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

         2. No gain or loss will be recognized by Minden Building and Loan in the reorganization.

         3. Minden Building and Loan's holding period for the assets received when it converts to stock form will include the period during which such assets were held by it in its mutual form.

         4. Minden Building and Loan's basis in such assets will be the same.

         5. Minden Building and Loan will succeed to and take into account the earnings and profits of Minden Building and Loan in its mutual form, as of the date of the proposed transaction.

         With respect to the contribution of ownership interests in Minden Building and Loan to Minden Mutual for membership interests in Minden Mutual:

         6. The exchange of ownership interests in Minden Building and Loan for membership interests in Minden Mutual will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Code. Membership interests in Minden Mutual will be treated as "stock" within the meaning of Code Section 351(a).

         7. No gain or loss will be recognized by members of Minden Building and Loan on the transfer of their ownership interests in Minden Building and Loan solely for membership interests in Minden Mutual.

         8. The basis in the membership interests of Minden Mutual received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by Minden Mutual or to which assets transferred are taken subject.

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         9.       Minden Mutual will recognize no gain or loss upon the receipt of property from the members of Minden Building and Loan in exchange for membership interests in Minden Mutual.

         10. Minden Mutual's basis in the property received from the members of Minden Building and Loan will be the same as the basis of such property which was in the hands of the members of Minden Building and Loan.

         11. Minden Mutual's holding period for the property received from the members of Minden Building and Loan will include the period during which such property was held by the members of Minden Building and Loan.

         With respect to the transfer of Minden Building and Loan's common stock by Minden Mutual to a stock holding company ( i.e., Minden Bancorp) and cash contributions from Minden Bancorp to Minden Building and Loan:

         12. The transfer by Minden Mutual of the common stock of Minden Building and Loan, a wholly owned subsidiary, to its other wholly owned subsidiary, Minden Bancorp, will constitute a tax-free exchange of property solely for voting stock pursuant to Internal Revenue Code Section 351. Minden Mutual will not receive additional shares of common stock in this exchange because, at the time of the transfer, Minden Mutual will already own all of the outstanding shares of common stock and the issuance of additional shares of common stock would have no substantive effect.

         13. Minden Mutual will recognize no gain or loss upon the transfer of Minden Building and Loan common stock to Minden Bancorp.

         14. Minden Bancorp will recognize no gain or loss on its receipt of Minden Building and Loan common stock.

         15. Minden Bancorp's basis in Minden Building and Loan common stock will equal the basis of Minden Building and Loan common stock in Minden Mutual's hands immediately before the exchange.

         16. Minden Mutual will increase its basis in its shares of common stock by it's basis in its Minden Building and Loan common stock.

         17. Minden Bancorp's holding period for the shares of Minden Building and Loan common stock received from Minden Mutual will include the period that it held, or is deemed to have held, the shares.

         18. No gain or loss will be recognized by Minden Building and Loan upon its receipt of money from Minden Bancorp in exchange for its stock. Minden Bancorp will not receive additional shares of common stock in exchange for any such money received because the issuance of additional Minden Building and Loan common stock to Minden Bancorp would be meaningless. Minden Bancorp will be transferring solely cash to Minden Building and Loan and therefore will not recognize any gain or loss upon such transfer.

         With respect to depositors of Minden Building and Loan and the issuance of common stock pursuant to the plan of stock issuance:

         19. No gain or loss will be recognized by Minden Bancorp upon its receipt of money in exchange for shares of the common stock offered.

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


         20. No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Minden Building and Loan upon the issuance to them of deposit accounts in Minden Building and Loan in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in Minden Building and Loan held immediately prior to the reorganization.

         21. The tax basis of the building and loan accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in Minden Building and Loan received as part of the reorganization will equal the tax basis of such account holders' corresponding deposit accounts in Minden Building and Loan surrendered in exchange therefor.

         22. Assuming the absence of both an oversubscription in the subscription offering and an increase in the market price of the common stock upon commencement of trading following completion of the reorganization, each depositor of Minden Building and Loan will not recognize gain upon the receipt of his or her subscription rights to purchase shares.

         23. The basis of the shares of common stock acquired in the offering will be equal to the purchase price of such shares.

         24. The holding period of the common stock purchased in the subscription offering will commence on the date on which the shares are purchased. The holding period of the common stock acquired in the community offering will commence on the date following the date on which such stock is purchased.

         In reaching their conclusions in opinions (22) and (23) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial, LC. has issued a statement dated March 18, 2002, as described below, stating that the subscription rights will have no ascertainable market value. RP Financial, LC. should not be viewed as a tax expert, since its statement states it did not undertake any independent investigation of state or federal law or the position of the Internal Revenue Service. In the absence of both an oversubscription in the subscription offering and an increase in the market price of the common stock upon commencement of trading following completion of the reorganization, Elias, Matz, Tiernan & Herrick L.L.P. believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value.

         Heard McElroy & Vestal LLP, also has rendered an opinion that the foregoing tax effects of the reorganization under Louisiana law are substantially the same as they are under federal law.

         In the statement of RP Financial, LC., the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

         Elias, Matz, Tiernan & Herrick L.L.P. expresses no belief as to whether or not the subscription rights have value, if both an oversubscription in the subscription offering occurs and the market price of the common stock increases upon commencement of trading following completion of the reorganization, since the issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

         The opinions of Elias, Matz, Tiernan & Herrick, Heard McElroy & Vestal LLP and the statement of RP Financial are filed as exhibits to the Registration Statement that we filed with the SEC. See "Additional Information."

         Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

DELIVERY OF CERTIFICATES

         Certificates representing common stock issued in the reorganization will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the reorganization. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS

         Various approvals of the Office of Thrift Supervision and the Louisiana Office of Financial Institutions are required to consummate the reorganization. The Office of Thrift Supervision and the Louisiana Office of Financial Institutions approved the plan of reorganization and plan of stock issuance, subject to approval by Minden Building and Loan's members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to certain standard conditions.

         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the reorganization.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE REORGANIZATION

         All shares of common stock purchased in connection with the reorganization by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

         Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the restricted stock plan.

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

         Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the reorganization.


         RESTRICTIONS ON ACQUISITION OF US AND MINDEN BUILDING AND LOAN
                      AND RELATED ANTI-TAKEOVER PROVISIONS

GENERAL

         The plan of reorganization provides for the adoption of a federal stock charter and bylaws for us, as well as for the adoption of a federal stock charter and bylaws for Minden Mutual. Minden Building and Loan will adopt a new charter for a Louisiana stock building and loan association. Certain provisions of our and Minden Building and Loan's stock charter and bylaws and other regulatory restrictions may have anti-takeover effects.

REGULATORY RESTRICTIONS

         Applicable law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given at least 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if:

         o it would result in a monopoly or substantially lessen competition,

         o the financial condition of the acquiring person might jeopardize the financial stability of the institution, or

         o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

         For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the Office of Thrift Supervision, except for:

                  (1) any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf,

                  (2) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,

                  (3) offers in the aggregate for up to 24.9% by our employee stock ownership plan or other tax-qualified plans, and

                  (4) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the reorganization.

Such prohibition also is applicable to the acquisition of the common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

         Previously, the Office of Thrift Supervision routinely approved acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after one year from conversion, especially where such acquisitions were negotiated with the target company. The Office of Thrift Supervision, however, recently indicated that it would be more restrictive in approving acquisitions of greater than 10% during the three years following a conversion. As a result, the Office of Thrift Supervision may preclude any acquisition of control of us for at least three years after completion of the reorganization.

MUTUAL HOLDING COMPANY STRUCTURE AND MINDEN MUTUAL'S OWNERSHIP OF A MAJORITY OF OUR COMMON STOCK

         The mutual holding company structure could restrict the ability of our stockholders to effect a change of control of management because Minden Mutual will control at least a majority of our voting stock. Consequently, Minden Mutual will be able to elect all of the members of our board of directors and generally control the outcome of most matters presented to our stockholders for approval, except for matters that require a vote greater than a majority. Minden Mutual, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Minden Bancorp by minority stockholders. Minden Mutual will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of us and Minden Building and Loan. See "Risk Factors - Minden Mutual Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders" and "The Reorganization and Stock Issuance."

OUR CHARTER AND BYLAWS

         The following discussion is a summary of certain provisions of our charter and bylaws that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws. See "Additional Information" for information as to how you can review a copy of our charter and bylaws.

         CLASSIFIED BOARD OF DIRECTORS. Our board of directors is required by our charter and bylaws to be divided into three classes which are as equal in size as is possible, and one of such classes is required to be elected annually by our stockholders for three-year terms. A classified board of directors promotes continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK. Following the reorganization, we will have authorized but unissued shares of preferred stock and common stock. See "Description of Our Capital Stock." Our board of directors could use these shares to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. We anticipate, however, that it is unlikely that we will use the shares for this purpose since Minden Mutual will own a majority of our common stock.

         SPECIAL MEETINGS OF STOCKHOLDERS. Our charter provides that for a period of five years following the reorganization, special meetings of stockholders may be called only upon direction of our board of directors for matters relating to changes in control of us or amendments to our charter.

         ABSENCE OF CUMULATIVE VOTING. Our charter provides that there is no cumulative voting by our stockholders for the election of directors. The absence of cumulative voting rights effectively means that the holder of a majority of our shares (I.E., Minden Mutual) may, if it so chooses, elect all of our directors, thus precluding minority stockholder representation on our board of directors.

         RESTRICTIONS ON ACQUISITIONS OF SECURITIES. Our charter provides that for a period of five years following the date of the reorganization, no person other than Minden Mutual may directly or indirectly offer to acquire the beneficial ownership of more than 10% of our common stock. This provision does not apply to any of our tax-qualified employee stock benefit plans or to underwriters involving the public sale or resale of our common stock. If a party acquires in excess of 10% of our common stock, those shares will be considered "excess shares" and will not be counted as shares entitled to vote.

         PROCEDURES FOR STOCKHOLDER NOMINATIONS. Our bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of Minden Bancorp not less than 30 or more than 60 days in advance of the meeting. The bylaws further provide that if a stockholder seeking to make a nomination or a proposal for new business fails to follow the prescribed procedures, the chairman of the meeting may disregard the defective nomination or proposal. Management believes that it is in our and our stockholders best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

BENEFIT PLANS

         In addition to the provisions of our charter and bylaws described above, certain of our and Minden Building and Loan's benefit plans adopted in connection with the reorganization contain provisions which may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests of us, Minden Building and Loan or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control see "Management - New Stock Benefit Plan."


                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

         We are authorized to issue 5,000,000 shares of capital stock, of which 4,000,000 are shares of common stock, par value $.01 per share and 1,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 569,250 shares of common stock and no shares of preferred stock in the reorganization. Each share of our common stock issued in the reorganization will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the reorganization. Upon payment of the purchase price for the common stock in accordance with the plan of stock issuance, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the reorganization.

         OUR COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         DIVIDENDS. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See "We Intend to Pay Quarterly Cash Dividends." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. Upon completion of the reorganization, the holders of common stock will possess exclusive voting rights in us. They will elect our board of directors and act on such other matters as are required to be presented to them under federal law or our charter or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Us and Minden Building and Loan and Related Anti-Takeover Provisions," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of us, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.

PREFERRED STOCK

         None of our authorized shares of preferred stock will be issued in the reorganization. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

                                     EXPERTS

         The financial statements of Minden Building and Loan as of December 31, 2001 and 2000 and for each of the years ended December 31, 2001 and 2000 included in this prospectus have been included herein in reliance upon the report of Heard McElroy & Vestal LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the reorganization and its statement with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the reorganization will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., our special counsel. The Louisiana income tax consequences of the reorganization will be passed upon for us by Heard McElroy & Vestal LLP, Shreveport, Louisiana.


                             ADDITIONAL INFORMATION

         We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as Minden Bancorp, Inc.). The address of the SEC's web site is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

         Minden Building and Loan has filed a Notice of Mutual Holding Company Reorganization on Form MHC-1, an Application for Approval of a Minority Stock Issuance on Form MHC-2 and an Application H-(e)1-S with the Office of Thrift Supervision and an Application for Conversion with the Louisiana Office of Financial Institutions with respect to the reorganization. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2731.

         In connection with the reorganization, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, we and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the plan of stock issuance, we have undertaken that we will not terminate such registration for a period of at least three years following the reorganization.

         A copy of the plan of reorganization, the plan of stock issuance and our, Minden Building and Loan's and Minden Mutual's charter and bylaws are available without charge from Minden Building and Loan. Requests for such information should be directed to: David Evans, Minden Building and Loan Association, 415 Main Street, Minden, Louisiana 71055, telephone number (318) 377-0523.

         Copies of the appraisal report of RP Financial, including any amendments thereto, also are available from Minden Building and Loan at the above address.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      ----
Independent Auditor's Report.............................................................              F-1

Statements of Financial Condition as of December 31, 2001 and 2000 (audited).............              F-2

Statements of Income for the years ended December  31, 2001 and 2000 (audited)...........              F-3

Statements of Equity for the years ended December 31, 2001 and
         2000 (audited)..................................................................              F-4

Statements of Cash Flows for the years ended December 31, 2001 and
         2000 (audited)..................................................................              F-5

Notes to Financial Statements............................................................              F-7

         All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

         We were incorporated in _________, 2002. Our current capitalization is [$1,000,] and we have engaged in only minimal activities to date; accordingly, our financial statements have been omitted because of their immateriality.

The Board of Directors
Minden Building and Loan Association
Minden, Louisiana

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of Minden Building and Loan Association as of December 31, 2001 and 2000, and the related statements of income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minden Building and Loan Association as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Heard, McElroy & Vestal, LLP

Shreveport, Louisiana
January 11, 2002

                      MINDEN BUILDING AND LOAN ASSOCIATION

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

              ASSETS                                                      2001        2000
                                                                       ---------    --------
                                                                            (IN THOUSANDS)
Cash and noninterest-bearing deposits                                        802         526
Interest-bearing demand deposits                                           1,039         578
                                                                       ---------    --------
          Total cash and cash equivalents                                  1,841       1,104

Investment securities:
   Securities held-to-maturity (estimated market value of
      $3,825 in 2001 and $13,125 in 2000)                                  3,737      13,158
   Securities available-for-sale, at estimated market value               11,287       4,141

Federal Home Loan Bank stock, at cost                                        458         440
Loans, net of allowance for loan losses of $871 in
   2001 and $876 in 2000                                                  41,228      29,571
Accrued interest receivable                                                  211         245
Premises and equipment, net                                                2,144       2,215
Real estate owned-net                                                         55           -
Other assets                                                                 307         236
                                                                       ---------    --------

Total assets                                                              61,268      51,110
                                                                       =========    ========

   LIABILITIES AND EQUITY

LIABILITIES:
   Deposits:
      Noninterest-bearing                                                  2,613       1,922
      Interest-bearing                                                    43,457      34,023
                                                                       ---------    --------
          Total deposits                                                  46,070      35,945
   Accrued dividends on savings                                              255         224
   Deferred federal income taxes                                             497         503
   Federal Home Loan Bank advances                                         3,000       3,400
   Other liabilities                                                         126         148
                                                                       ---------    --------
          Total liabilities                                               49,948      40,220

EQUITY:
   Retained earnings                                                      10,610      10,155
   Accumulated other comprehensive income                                    710         735
                                                                       ---------    --------
          Total equity                                                    11,320      10,890
                                                                       ---------    --------

Total liabilities and equity                                              61,268      51,110
                                                                       =========    ========

               The accompanying notes are an integral part of the
                              financial statements.

                      MINDEN BUILDING AND LOAN ASSOCIATION

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                        2001        2000
                                                                     ---------    --------
                                                                           (IN THOUSANDS)
INTEREST AND DIVIDEND INCOME:
   Loans, including fees                                                 2,966       2,383
   Investments-taxable:
      Securities                                                           297         666
      Mortgage-backed securities                                           477         390
   Dividends-FHLMC/FHLB                                                     32          44
   Other (federal funds/interest-bearing demand)                            54          15
                                                                     ---------    --------
          Total interest and dividend income                             3,826       3,498

INTEREST EXPENSE:
   Savings and interest-bearing demand deposits                            179         131
   Certificates of deposit                                               1,692       1,625
   Interest on borrowed funds                                               66          76
                                                                     ---------    --------
          Total interest expense                                         1,937       1,832
                                                                     ---------    --------

          Net interest income                                            1,889       1,666
   Provision for loan losses-Note 3                                          -           -
                                                                     ---------    --------

          Net interest income after provision for loan losses            1,889       1,666

OTHER OPERATING INCOME:
   Customer service fees                                                   143          67
   Gain (loss) on sale of assets                                            10          (4)
   Other income                                                              4           9
                                                                     ---------    --------
          Total other operating income                                     157          72

OTHER OPERATING EXPENSES:
   Salaries and benefits                                                   759         560
   Office occupancy expense                                                233         200
   Professional fees and supervisory examinations                           85          74
   SAIF insurance premium                                                    7           8
   Other general and administrative expenses                               280         226
                                                                     ---------    --------
          Total other operating expenses                                 1,364       1,068
                                                                     ---------    --------

INCOME BEFORE INCOME TAXES                                                 682         670

INCOME TAX EXPENSE                                                         227         212
                                                                     ---------    --------

NET INCOME                                                                 455         458
                                                                     =========    ========

               The accompanying notes are an integral part of the
                              financial statements.

                      MINDEN BUILDING AND LOAN ASSOCIATION

                              STATEMENTS OF EQUITY

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                Accumulated
                                                                   Other
                                                   Retained    Comprehensive
                                                   Earnings        Income             Total
                                                   --------     ------------       --------
                                                               (IN THOUSANDS)
BALANCE JANUARY 1, 2000                               9,697              470         10,167

Comprehensive income:
   Net income                                           458                -            458
   Change in net unrealized gain on
      securities available for sale, net
      of reclassification adjustment and
      tax effect of $137                                  -              265            265
                                                                                   --------
          Total comprehensive income                                                    723
                                                  ---------        ---------       --------

BALANCE DECEMBER 31, 2000                            10,155              735         10,890

Comprehensive income:
   Net income                                           455                -            455
   Change in net unrealized (loss) on
      securities available for sale, net
      of reclassification adjustment and
      tax effect of $12                                   -              (25)           (25)
                                                                                   --------
          Total comprehensive income                                                    430
                                                  ---------        ---------       --------

BALANCE DECEMBER 31, 2001                            10,610              710         11,320
                                                  =========        =========       ========

               The accompanying notes are an integral part of the
                              financial statements.

                      MINDEN BUILDING AND LOAN ASSOCIATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                     2001        2000
                                                                  ---------    --------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           455         458
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation                                                     137         128
       Deferred income taxes                                             (6)         11
       Stock dividends                                                  (90)       (110)
       Net amortization of securities                                   159           2
       (Gain) loss on sale of assets                                    (10)          4
       (Increase) in prepaid expenses and accrued income                (38)        (14)
       Increase in dividends payable and other liabilities                9          78
                                                                  ---------    --------
         Net cash provided by operating activities                      616         557

CASH FLOWS FROM INVESTING ACTIVITIES:
  Activity in available for sale securities:
     Maturities, prepayments and calls                                1,668         787
     Purchases                                                       (8,877)     (2,154)
   Activity in held to maturity securities:
     Maturities, prepayments and calls                               10,714       2,354
     Purchases                                                       (1,300)          -
   Net (increase) in loans                                          (11,794)     (2,316)
   Proceeds from sale of real estate owned                               50          87
   Purchases of premises and equipment                                  (65)        (48)
   Other                                                                  -         (24)
                                                                  ---------    --------
         Net cash (used) by investing activities                     (9,604)     (1,314)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                               10,125      (2,433)
   Net increase (decrease) in advances from FHLB                       (400)      3,400
   Other                                                                  -          (2)
                                                                  ---------    --------
         Net cash provided by financing activities                    9,725         965
                                                                  ---------    --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               737         208

CASH AND CASH EQUIVALENTS AT JANUARY 1                                1,104         896
                                                                  ---------    --------

CASH AND CASH EQUIVALENTS AT DECEMBER 31                              1,841       1,104
                                                                  =========    ========

               The accompanying notes are an integral part of the
                              financial statements.

                      MINDEN BUILDING AND LOAN ASSOCIATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                        2001      2000
                                                                     ---------  --------
                                                                        (IN THOUSANDS)
Supplemental disclosures:
   Interest paid on deposits and borrowed funds                          1,906     1,808
   Income taxes paid                                                       182       176

     Noncash investing and financing activities:
       Sales of real estate owned financed by the
         Association                                                         -        87
                                                                     =========  ========

       Transfer of loans to real estate owned                              107        41
                                                                     =========  ========

       Increase in unrealized gain on securities
         available for sale                                                 36       402
                                                                     =========  ========

               The accompanying notes are an integral part of the
                              financial statements.

                      MINDEN BUILDING AND LOAN ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Minden Building and Loan Association is a mutual building and loan association. The Association accepts customer demand, savings, and time deposits and provides residential fixed-rate mortgages, consumer and business loans to consumers. The Association is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     USE OF ESTIMATES. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and trading activities.

     SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK. Most of the Association's activities are with customers located within Webster Parish, Louisiana.
     Note 2 to the financial statements summarizes the types of investment securities in which the Association makes investments, and Note 3 summarizes the types of loans included in the Association's loan portfolio. The Association does not have any significant concentrations to any one industry or customer.

     CASH AND CASH EQUIVALENTS. For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and interest-bearing deposits at other banks, all of which mature within ninety days.

     INTEREST-BEARING DEPOSITS IN BANKS. Interest-bearing deposits in banks mature within one year and are carried at cost.

     SECURITIES. Securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     MORTGAGE-BACKED SECURITIES. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage- backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity. Management intends and has the ability to hold such securities to maturity. Cost of securities called is determined using the specific identification method.

     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     LOANS. The Association grants mortgage, business and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Webster Parish, Louisiana and the surrounding parishes. The ability of the Association's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees for costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on mortgage, commercial real estate and commercial business, and consumer loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information become available.

     A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for business and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential loans for impairment disclosures.

     CREDIT RELATED FINANCIAL INSTRUMENTS. In the ordinary course of business, the Association has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

     FORECLOSED ASSETS. Assets acquired through, or deeded in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, less estimated cost to sell or cost. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

     PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation. The Association records depreciation on property and equipment using accelerated and straight-line methods with lives ranging from 5 to 15 years on furniture, fixtures, and equipment and to 40 years on the building.

     INCOME TAXES. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and give current recognition to changes in tax rates and laws.

     ADVERTISING COSTS. Advertising costs are expensed as incurred. Such costs (in thousands) amounted to approximately $60 and $44 for 2001 and 2000, respectively, and are included in other operating expense.

     RECLASSIFICATIONS. Certain amounts previously reported in the Association's financial statements have been reclassified to conform to current classifications, with no effect on previously reported net income or equity.

     COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     RECENT ACCOUNTING PRONOUNCEMENTS. In June 2001, the FASB issued the following statements: No. 141-Business Combinations-effective for years beginning after 12/15/01; No. 142-Goodwill and

     Other Intangible Assets-effective for years beginning after 12/31/01; No. 143-Accounting for Asset Retirement Obligations-effective for years beginning after 6/15/02; and No. 144-Accounting for the Impairment or Disposal of Long-Lived Assets-effective for years beginning after 12/15/01.

     FASB Statements No. 141 and 142 are not anticipated to have an impact on the Association. However, management does not currently have all the information available to evaluate their impact and have not yet adopted those statements. Management is currently in the process of obtaining information to evaluate their impact, if any, once they are adopted.

     FASB Statements No. 143 and 144, even though not yet effective, are not anticipated by management to have a material impact, if at all, once they are adopted by the Association.

2.   INVESTMENT SECURITIES
     Securities held-to-maturity consist of the following (in thousands):

                                                                              2001
                                         -----------------------------------------------------------------------
                                                                  Gross               Gross            Estimated
                                             Amortized          Unrealized          Unrealized           Market
                                               Cost                Gains              Losses              Value
                                           -----------         -----------         -----------        ----------
     Obligations of U.S.
       Government agencies                         800                   6                   -               806
     GNMA                                          259                   5                   -               264
     FNMA                                        2,231                  73                   -             2,304
     FHLMC                                         447                   4                   -               451
                                         -------------         -----------         -----------      ------------
                                         $       3,737         $        88         $         -      $      3,825
                                         =============         ===========         ===========      ============

                                                                              2000
                                         -----------------------------------------------------------------------
     Obligations of U.S.
       Government agencies                       8,600                   -                  13             8,587
     GNMA                                          386                   1                   2               385
     FNMA                                        2,980                  10                  20             2,970
     FHLMC                                       1,192                   -                   9             1,183
                                         -------------         -----------         -----------      ------------
                                         $      13,158         $        11         $        44      $     13,125
                                         =============         ===========         ===========      ============

     Securities available-for-sale consist of the following (in thousands):

                                                                              2001
                                         -----------------------------------------------------------------------
                                                                  Gross               Gross            Estimated
                                             Amortized          Unrealized          Unrealized           Fair
                                               Cost               Gains               Losses             Value
                                           -----------         -----------         -----------        ----------
     Shay Asset Fund-ARM                 $       3,634         $         -         $         3      $      3,631
     FHLMC Voting stock                             16               1,024                   -             1,040
     FNMA ARM pools                              2,553                  36                   -             2,589
     FHLMC ARM pools                               942                  28                   5               965
     GNMA ARM pools                              3,065                   5                   8             3,062
                                         -------------         -----------         -----------      ------------
                                         $      10,210         $     1,093         $        16      $     11,287
                                         =============         ===========         ===========      ============

                                                                              2000
                                         -----------------------------------------------------------------------
                                                                   Gross              Gross            Estimated
                                             Amortized          Unrealized          Unrealized            Fair
                                               Cost               Gains               Losses             Value
                                           -----------         -----------         -----------        ----------
     Shay Asset Fund-ARM                 $       1,062         $         -         $         7      $      1,056
     FHLMC Voting stock                             16               1,079                   -             1,094
     FNMA ARM Pools                              1,146                  15                   -             1,161
     FHLMC ARM pools                               804                  26                   -               830
                                         -------------         -----------         -----------      ------------
                                         $       3,028         $     1,120         $         7      $      4,141
                                         =============         ===========         ===========      ============

     The amortized cost and estimated market value of investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available for Sale                      Held to Maturity
                                         ---------------------------------         -----------------------------
                                           Amortized               Fair             Amortized             Fair
                                             Cost                 Value               Cost               Value
                                         -------------         -----------         -----------      ------------
     One year or less                    $       3,634         $     3,631         $       500      $        506
     After 1 year thru 5 years                       -                   -                 300               300
     After 5 years thru 10 years                     -                   -                   -                 -
     After 10 years                                  -                   -                   -                 -
     Mortgage-backed securities                  6,576               7,656               2,937             3,019
                                         -------------         -----------         -----------      ------------
                                         $      10,210         $    11,287         $     3,737      $      3,825
                                         =============         ===========         ===========      ============

     At December 31, 2001, investment securities with a financial statement carrying amount of $530,000 were pledged to secure public deposits. No gain or loss was recognized on investments in 2001 or 2000. Maturities and calls are detailed on the statement of cash flows.

3.   LOANS AND ALLOWANCE FOR LOAN LOSSES
     The composition of the Association's loan portfolio at December 31, 2001 and 2000, is as follows:

                                                                     2001            2000
                                                              ---------------   -------------
     First mortgage conventional loans:
       Secured by one-to-four-family residences               $        34,434   $      28,370
     Commercial real estate                                             3,251           1,035
     Commercial, other than real estate                                   807              76
     Consumer loans (including overdrafts of
       $14 and $-0-)                                                    1,847              49
     Consumer loans secured by deposits                                 1,081             641
     Construction loans                                                 1,111             601
                                                              ---------------   -------------
          Total                                                        42,531          30,772
     LESS-allowance for loan losses unfunded                             (871)           (876)
         construction loan commitments                                   (432)           (325)
                                                              ---------------   -------------
          Loans, net                                          $        41,228   $      29,571
                                                              ===============   =============

     Changes in the allowance for loan losses are summarized as follows:

                                                                    2001            2000
                                                              ---------------   -------------
       Balance, January 1                                     $           876   $         911
       Transferred to allowance-REO losses                                 (5)            (35)
       Loans charged off-net of recoveries                                  -               -
                                                              ---------------   -------------
       Balance, December 31                                   $           871   $         876
                                                              ===============   =============

     The Association charges a flat rate for the origination or assumption of a loan. These fees are designed to offset direct loan origination costs and the net amount, if material, is deferred and amortized, as required by SFAS 91.

     The Association's lending activity is concentrated within Webster Parish, Louisiana. The majority of loans extended in this lending area are for one-to-four-family dwelling units; however, the Association is expanding its lending activities to commercial real estate, commercial business and consumer loans. See above for detail. The Association requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Association.

4.   ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable at December 31, consists of the following (in thousands):

                                                                    2001            2000
                                                              ---------------   -------------
       Loans                                                  $           142   $          57
       Mortgage-backed securities                                          55              44
       Investment securities and other                                     14             144
                                                              ---------------   -------------
              Total accrued interest receivable               $           211   $         245
                                                              ===============   =============

5.   PREMISES AND EQUIPMENT
     Premises and equipment are summarized as follows (in thousands):

       Land and buildings                                     $         2,140   $       2,140
       Furniture, fixtures and equipment                                  365             426
       Automobile                                                           -              26
                                                              ---------------   -------------
            Total                                                       2,505           2,592
       LESS-accumulated depreciation                                      361             377
                                                              ---------------   -------------
            Net premises and equipment                        $         2,144   $       2,215
                                                              ===============   =============

6.   DEPOSITS
     Deposits as of December 31 are summarized as follows (in thousands):

                                                                    2001            2000
                                                              ---------------   -------------
       Demand deposit accounts (including official
         checks of $347 in 2001 and $247 in 2000)             $         4,560   $       2,155
       Passbook savings                                                 6,367           4,398

                                                                    2001            2000
                                                              ---------------   -------------
      Certificates of deposit:
        2.00% - 2.99%                                                   2,908               -
        3.00% - 3.99%                                                   5,636               -
        4.00% - 4.99%                                                  11,459               -
        5.00% - 5.99%                                                  10,312          19,215
        6.00% - 6.99%                                                   4,721          10,077
        7.00% - 7.99%                                                     107             100
                                                              ---------------   -------------
        Total certificates of deposit                                  35,143          29,392
                                                              ---------------   -------------
               Total deposits                                 $        46,070   $      35,945
                                                              ===============   =============

     Scheduled maturities of certificates of deposit at December 31, 2001 are as follows (in thousands):

                                        2002                2003               2004                Total
                                   -------------      --------------      -------------        -------------
      2.00% - 2.99%                $       2,899      $           10      $           -        $       2,909
      3.00% - 3.99%                        5,054                 577                  4                5,635
      4.00% - 4.99%                        8,817               2,393                249               11,459
      5.00% - 5.99%                        7,194               3,118                  -               10,312
      6.00% - 6.99%                        3,518               1,203                  -                4,721
      7.00% - 7.99%                          107                   -                  -                  107
                                   -------------      --------------      -------------        -------------
                                   $      27,589      $        7,301      $         253        $      35,143
                                   =============      ==============      =============        =============

     Included in deposits at December 31, 2001 and 2000 are $6,219 and $4,586, respectively, of certificates of deposit in denominations of $100,000 or more.

7.   FEDERAL INCOME TAXES
     Federal income tax expense applicable to net income for the years ended December 31, 2001 and 2000 was as follows (in thousands):

                                                                    2001            2000
                                                              ---------------   -------------
         Current                                              $           221   $         201
         Deferred                                                           6              11
                                                              ---------------   -------------
                                                              $           227   $         212
                                                              ===============   =============

     Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% in 2001 and 2000 to income before taxes as a result of the following:

                                                                      2001            2000
                                                              ---------------   -------------
        Expected income tax expense                                        34%             34%
        Nontaxable income-FHLB stock dividend                              (1)            (.8)
        Difference between financial and tax additions
          to allowance for loan losses                                      -            (2.1%)
        Nondeductible expenses and other                                   .3%             .5%
                                                              ---------------   -------------
               Effective tax rates                                       33.3%           31.6%
                                                              ===============   =============

     The components of net deferred tax liability are as follows:

                                                                    2001            2000
                                                              ---------------   -------------
      Deferred tax liabilities:
        Net unrealized gain on available for
          sale securities                                     $           366   $         378
        Federal Home Loan Bank stock                                      105              99
        Depreciation                                                       26              26
                                                              ---------------   -------------
             Deferred tax liability                           $           497   $         503
                                                              ===============   =============

     In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings and loan associations to general reserves were deductible in arriving at taxable income if certain conditions were met. Retained earnings appropriated to federal insurance reserve at December 31, 2001 and 2000 (in thousands), includes appropriations of net income of prior years of $1,296, for which no provision for federal income taxes has been made. If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Association at the then current federal income tax rate.

8.   FEDERAL HOME LOAN BANK ADVANCES
     Federal Home Loan Bank advances represent short-term fixed-rate borrowings from the Federal Home Loan Bank of Dallas. The Association has borrowed advances for periods from overnight to four and one-half months. Interest rates paid on the advances vary by term and are set by the Federal Home Loan Bank. Total advances outstanding at December 31, 2001 and 2000 (in thousands) amount to $3,000 and $3,400, respectively. The advances bear interest at rates from 1.925% to 2.38% as of December 31, 2001 and 6.52% to 6.65% as of December 31, 2000.

9.   PENSION PLAN
     In 2001, the Association adopted a 401(k) retirement plan and discontinued its "SEP" plan, covering all employees based upon a year of service. The plan provides for a 2% employer contribution (based upon compensation) with a match of the employees contribution up to 6% based upon Board approval. Plan contributions (in thousands) for 2001 and 2000 were $39 and $24, respectively.

10.  RETAINED EARNINGS AND REGULATORY CAPITAL
     The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Association meets all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Association's actual capital amounts and ratios are also presented in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                                       For Capital
                                                     Actual                        Adequacy Purposes:
                                             --------------------     ------------------------------------------
                                            Amount          Ratio           Amount                    Ratio
                                            ------          -----           ------                    -----
        Total capital
          (to Risk Weighted Assets)         11,478          35.49%    GREATER THAN =2,587      GREATER THAN =8.0%
        Core (Tier I) Capital
          (to Risk Weighted Assets)         10,610          32.80%    GREATER THAN =2,408      GREATER THAN =4.0%
        Core (Tier I) Capital
          (to Total Assets)                 10,610          17.63%    GREATER THAN =1,806      GREATER THAN =3.0%
        Tangible Capital
          (to Total Assets)                 10,610          17.63%    GREATER THAN =  919      GREATER THAN =1.5%

                                                                 To Be Well
                                                             Capitalized Under
                                                             Prompt Corrective
                                                            Action Provisions:
                                                --------------------------------------------
                                                         Amount                Ratio
                                                         ------                -----
      As of December 31, 2001
        Total capital
          (to Risk Weighted Assets)             GREATER THAN =3,234      GREATER THAN =10.0%
        Core (Tier I) Capital
          (to Risk Weighted Assets)             GREATER THAN =1,940      GREATER THAN = 6.0%
        Core (Tier I) Capital
          (to Total Assets)                     GREATER THAN =3,063      GREATER THAN = 5.0%
        Tangible Capital
          (to Total Assets)                                     N/A                      N/A

11.  RELATED PARTY TRANSACTIONS
     At December 31, 2001 and 2000, certain officers, directors, or companies in which they have 10% or more beneficial ownership were indebted to the Association in the approximate aggregate amounts (in thousands) of $784 and $890, respectively. During the year ended December 31, 2001, total principal additions (in thousands) were $409 and total principal payments were $515. Such parties held deposits in the Association in the approximate amount (in thousands) of $1,407 and $1,086 at December 31, 2001 and 2000, respectively.

12.  COMMITMENTS AND CONTINGENCIES
     In the ordinary course of business, the Association has outstanding commitments on which management does not anticipate losses. They include, among other things, commitments to extend credit and letters of credit undertaken in the normal course of business. As of December 31, 2001 and 2000 (in thousands), the Association had $3,722 and $3,007, respectively of loan commitments and lines of credit outstanding, including loans in process. The Association had no letters of credit outstanding.

     When entered into, these commitments represent off-balance sheet risk to the Association, with the contractual notional amount representing the Association's exposure to credit loss in the event of nonperformance by the other party to the instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. They generally have fixed expiration dates and require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by- case basis, and obtains an amount of collateral it deems sufficient.

13.  REORGANIZATION TO MUTUAL HOLDING COMPANY

     On December 11, 2001, the Board of Directors of the Association adopted a Plan of Reorganization and a Plan of Stock Issuance (collectively, the "Plans") pursuant to which the Association will reorganize into the federal mutual holding company form of organization as a wholly owned subsidiary of a federal corporation (the "Company"), which in turn, will be a majority-owned subsidiary of a federal mutual holding company (collectively, the "Conversion"). The Conversion is subject to approval of the Association's members as well as to the Office of Thrift Supervision and the Louisiana Office of Financial Institutions. Pursuant to the Plans, the Company will offer shares of common stock to eligible account holders as of September 30, 2000 in an amount less than 50% of the to be issued and outstanding common stock of the Company.

     The Company plans to establish an Employee Stock Ownership Plan "ESOP" for the benefit of eligible employees, to become effective upon the Conversion. The ESOP intends to purchase up to 8% of the common stock issued in the Conversion (excluding therefrom any shares issued to the federal mutual holding company) utilizing proceeds of a loan from the Company or a third party lender. The loan will be repaid over a period estimated to not exceed 10 years and the collateral for the loan will be the common stock purchased by the ESOP.

     The stockholders of the Company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the Conversion. Shares issued to directors and employees under these proposed plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these proposed plans, such issuances will be included in the earnings per share calculation; thus, the equity interests of the then existing stockholders would be diluted.

     The costs associated with Conversion will be deferred and will be deducted from the proceeds upon the sale and issuance of the common stock. In the event the Conversion is not consummated, costs incurred will be charged to expense. At December 31, 2001 (in thousands), there were $20 deferred Conversion costs.

     After the Conversion, the Association may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Association's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Association.

     The following methods and assumptions were used by the Association in estimating fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts of cash and short-term instruments approximate fair values.

     INTEREST-BEARING DEPOSITS IN BANKS: The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values.

     SECURITIES: Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

     LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     SHORT-TERM BORROWINGS: The carrying amounts of Federal Home Loan Bank advances maturing within ninety days approximate their fair values.

     ACCRUED INTEREST: The carrying amounts of accrued interest approximate fair value.

     OFF-BALANCE-SHEET INSTRUMENTS: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Fair values for off-balance sheet commitments to extend credit approximate their carrying value.

     The estimated fair values, and related carrying or notional amounts, of the Association's financial instruments are as follows:

                                                                             December 31,
                                                     -------------------------------------------------------------
                                                                  2001                              2000
                                                     -----------------------------      --------------------------
                                                       Carrying           Fair           Carrying         Fair
                                                        Amount           Value            Amount         Value
                                                     ------------      -----------      ------------    ----------
                                                                                (IN THOUSANDS)
      Financial assets:
        Cash and cash equivalents                    $      1,841      $     1,841      $      1,104    $    1,104
        Securities available for sale                      11,287           11,287             4,141         4,141
        Securities held to maturity                         3,737            3,825            13,158        13,125

                                                                             December 31,
                                                         ----------------------------------------------
                                                                 2001                        2000
                                                         -------------------          -----------------
                                                         Carrying      Fair           Carrying    Fair
                                                          Amount      Value            Amount    Value
                                                         --------     ------          --------   ------
                                                                          (IN THOUSANDS)
        Federal Home Loan Bank stock                          458        458               440      440
        Loans, net                                         41,228     42,702            29,571   30,110
        Accrued interest receivable                           211        211               245      245

      Financial liabilities:
        Deposits                                           46,070     45,536            35,945   35,234
        Accrued interest payable                              255        255               224      224
        Federal Home Loan Bank advances                     3,000      3,000             3,400    3,400

      Off-balance sheet credit related to financial
        instruments:
          Commitments to extend credit                      3,722      3,722             3,007    3,007

      Off-balance sheet derivative financial instruments:     N/A

15.  SEGMENT REPORTING

     The Association, due to its size (both assets and employees), has only one reportable segment. The Association reports its lending activities (mortgages, consumer and commercial) as one segment. It does not operate as multiple segments nor does it manage or report as other than one segment.

     The Association does not have a single external customer from which it derives 10% or more of its revenue. Refer to Note 3 for the one geographical area it operates in.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. IF THE LAWS OF YOUR STATE OR OTHER JURISDICTION PROHIBIT US FROM OFFERING OUR COMMON STOCK TO YOU, THEN THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF OUR COMMON STOCK. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE ANY OF THE DATES AS OF WHICH
INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


OUR TABLE OF  CONTENTS  IS  LOCATED  ON THE  INSIDE OF THE
FRONT COVER PAGE OF THIS DOCUMENT.





UNTIL _________, 2002 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                 569,250 Shares
                             (Anticipated Maximum)
                         (Subject to Increase to Up to
                                654,638 Shares)

                              MINDEN BANCORP, INC.

                          (PROPOSED HOLDING COMPANY FOR
                      MINDEN BUILDING AND LOAN ASSOCIATION)

                                  COMMON STOCK



                              ---------------------

                                   PROSPECTUS

                              ---------------------


                               TRIDENT SECURITIES
                     A Division of McDonald Investments Inc.


                                  ______, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, federal regulations define areas for indemnity coverage for federal savings associations and federal subsidiary holding companies as follows:

         (a) Any person against whom an action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

         (i) Any amount for which such person becomes liable under a judgment in such action; and

         (ii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if the person attains a favorable judgment in such enforcement action.

         (b) Indemnification shall be made to such person under paragraph (b) of this section only if:

         (i)      Final judgment on the merits is in his or her favor; or
         (ii)     In case of:
                  a. Settlement,
                  b. Final judgement against him or her, or
                  c. Final judgement in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

         (c)      As used in this paragraph:

         (i) "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

         (ii) "court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

         (iii) "final judgment" means a judgment, decree, or order which is not appealable and as to which the period for appeal has expired with no appeal taken;

         (iv) "settlement" includes the entry of a judgment by consent or by confession or a plea of guilty or nolo contendere.

         Minden Building and Loan Association has a directors and officers liability policy providing for insurance against certain liabilities incurred by its directors and officers while serving in their capacities as such.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          SEC filing fees ..........................................    $     603
          OTS filing fees ..........................................       16,400
          Printing, postage and mailing ............................       40,000
          Legal fees and expenses ..................................      105,000
          Blue Sky filing fees and expenses ........................        5,000
          Accounting fees and expenses .............................       25,000
          Trident Securities:
             Underwriting fees .....................................       85,000
             Out-of-pocket expenses, including legal fees ..........       30,000
          Appraiser's fees and expenses, including business plan ...       25,000
          Conversion agent fees and expenses .......................       10,000
          Transfer agent and stock certificates ....................        5,000
          Miscellaneous ............................................     $ 12,997
                                                                         --------
             TOTAL .................................................     $360,000
                                                                         ========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.

ITEM 27.  EXHIBITS

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      LIST OF EXHIBITS (filed herewith unless otherwise noted)

    1.1    Engagement Letter dated December 5, 2001 with Trident Securities
    1.2    Form of Agency Agreement with Trident Securities
    2.1    Plan of Reorganization
    2.2    Plan of Stock Issuance
    3.1    Federal Stock Charter of Minden Bancorp, Inc.

    3.2    Bylaws of Minden Bancorp, Inc.
    3.3    Articles of Incorporation of Minden Building and Loan Association
    3.4    Bylaws of Minden Building and Loan Association
    3.5    Charter of Minden Mutual Holding Company
    3.6    Bylaws of Minden Mutual Holding Company
    4.1    Form of Stock Certificate of Minden Bancorp, Inc.
    5.1 Form of Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
    8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences*
    8.2 Opinion of Heard McElroy & Vestal LLP regarding Louisiana income tax consequences*
    8.3    Statement of RP Financial, LC regarding subscription rights
   10.1 Employment Agreement to be entered into between Minden Building and Loan Association and A. David Evans*
   10.2    Employment Agreement to be entered into between Minden Bancorp, Inc.
           and A. David Evans*
   10.3    Form of Employment Agreement to be entered into between Minden
           Building and Loan and each of Becky T. Harrell and Michael P. Burton*
   10.4    Form of Employment Agreement to be entered into between Minden
           Bancorp, Inc. and each of Becky T. Harrell and Michael P. Burton*
   23.1    Consent of Heard McElroy & Vestal LLP
   23.2    Consent of RP Financial, LC
   23.3    Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
           Exhibits 5.1 and 8.1)
   24.1    Power of Attorney (included in the Signature Page to this
           Registration Statement)
   99.1 Proxy Statement and form of proxy for solicitation of members of Minden Building and Loan Association
   99.2    Appraisal Report of RP Financial, LC**
   99.3    Stock Order Form
   99.4    Marketing Materials*

--------------------------
*    To be filed by amendment
**   Statistical information portion expected to be filed by Form SE.


         (b)      FINANCIAL STATEMENT SCHEDULES

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Minden, State of Louisiana, on March 21, 2002.

                                      MINDEN BANCORP, INC.
                                      (in organization)


                                      By: /s/ A. DAVID EVANS
                                          --------------------------------------
                                          A. David Evans
                                          President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints A. David Evans his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


                       Name                                      Title                       Date
--------------------------------------------------- -------------------------------- ----------------------

/s/ A. DAVID EVANS                                  Director, President and Chief       March 21, 2002
--------------------------------------------------- Executive Officer
A. David Evans


/s/ RUSSELL A. ADAMS                                Director and Secretary              March 21, 2002
---------------------------------------------------
Russell A. Adams


/s/ JOHN B. BENTON, JR.                             Director                            March 21, 2002
---------------------------------------------------
John B. Benton, Jr.


/s/ JOHN P. COLLINS                                 Director                            March 21, 2002
---------------------------------------------------
John P. Collins


/s/ A. LOYE JONES                                   Director                            March 21, 2002
---------------------------------------------------
A. Loye Jones


/s/ F. DARE LOTT, JR.                               Director                            March 21, 2002
---------------------------------------------------
F. Dare Lott, Jr.


/s/ ENOS C. MCLENDON, JR.                           Director                            March 21, 2002
---------------------------------------------------
Enos C. McLendon, Jr.


/s/ MICHAEL W. WISE                                 Director                            March 21, 2002
---------------------------------------------------
Michael W. Wise


/s/ R. E. WOODARD, III                              Director                            March 21, 2002
---------------------------------------------------
R. E. Woodard, III


/s/ BECKY T. HARRELL                                Chief Financial Officer             March 21, 2002
---------------------------------------------------
Becky T. Harrell


EXHIBIT INDEX (filed herewith unless otherwise noted)


    1.1    Engagement Letter dated December 5, 2001 with Trident Securities
    1.2    Form of Agency Agreement with Trident Securities
    2.1    Plan of Reorganization
    2.2    Plan of Stock Issuance
    3.1    Federal Stock Charter of Minden Bancorp, Inc.
    3.2    Bylaws of Minden Bancorp, Inc.
    3.3    Articles of Incorporation of Minden Building and Loan Association
    3.4    Bylaws of Minden Building and Loan Association
    3.5    Charter of Minden Mutual Holding Company
    3.6    Bylaws of Minden Mutual Holding Company
    4.1    Form of Stock Certificate of Minden Bancorp, Inc.
    5.1 Form of Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
    8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences*
    8.2 Opinion of Heard McElroy & Vestal LLP regarding Louisiana income tax consequences*
    8.3    Statement of RP Financial, LC regarding subscription rights
   10.1 Employment Agreement to be entered into between Minden Building and Loan Association and A. David Evans*
   10.2    Employment Agreement to be entered into between Minden Bancorp, Inc.
           and A. David Evans*
   10.3    Form of Employment Agreement to be entered into between Minden
           Building and Loan and each of Becky T. Harrell and Michael P. Burton*
   10.4    Form of Employment Agreement to be entered into between Minden
           Bancorp, Inc. and each of Becky T. Harrell and Michael P. Burton*
   23.1    Consent of Heard McElroy & Vestal LLP
   23.2    Consent of RP Financial, LC
   23.3    Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
           Exhibits 5.1 and 8.1)
   24.1    Power of Attorney (included in the Signature Page to this
           Registration Statement)
   99.1 Proxy Statement and form of proxy for solicitation of members of Minden Building and Loan Association
   99.2    Appraisal Report of RP Financial, LC**
   99.3    Stock Order Form
   99.4    Marketing Materials*

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*  To be filed by amendment.
** Statistical information portion expected to be filed by Form SE.




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